UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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GLU MOBILE INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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GLU MOBILE INC.

500 Howard Street, Suite 300

San Francisco, California 94105

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

NOTICE IS HEREBY GIVEN that an Annual Meeting of Stockholders of Glu Mobile Inc., a Delaware corporation (“Glu” or the “Company”), will be held on Thursday, June 5, 2014, at 10:00 a.m. Pacific Time, at 500 Howard Street, Suite 300, San Francisco, California (the “Annual Meeting”). At the Annual Meeting, our stockholders will be asked to consider and vote upon:

1. The election of two Class I directors to Glu’s Board of Directors (the “Board”), each to serve until the Company’s annual meeting of stockholders to be held in 2017 and until his successor is elected and qualified, or until his death, resignation or removal.

2. An advisory vote to approve the compensation paid to Glu’s named executive officers.

3. The ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2014.

4. The transaction of such other business as may properly come before the Annual Meeting or before any adjournment(s) or postponement(s) thereof.

Proposals 1, 2 and 3 are more fully described in the attached proxy statement. We have not received notice of other matters that may be properly brought before the Annual Meeting.

Only stockholders who owned our common stock at the close of business on April 9, 2014 may vote at the Annual Meeting, or at any adjournment or postponement of the meeting.

This year, we are again using the Internet as our primary means of furnishing proxy materials to stockholders. Consequently, most stockholders will not receive paper copies of our proxy materials. We will instead send these stockholders a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials and voting via the Internet. The Notice also provides information on how stockholders can obtain paper copies of our proxy materials if they so choose.

Your vote is important. Whether or not you plan to attend the Annual Meeting, please cast your vote, as instructed in the Notice of Internet Availability of Proxy Materials, over the Internet or by telephone, as promptly as possible. You may also request a paper proxy card to submit your vote by mail, if you prefer. We encourage you to vote via the Internet. We believe it is convenient for our stockholders, while significantly lowering the cost of our Annual Meeting and conserving natural resources.

By Order of the Board,

Scott J. Leichtner

Vice President, General Counsel and Corporate Secretary

San Francisco, California

April 22, 2014

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 5, 2014:

The Company’s combined Proxy Statement for the 2014 Annual Meeting of Stockholders and the Annual Report to Stockholders for the year ended December 31, 2013 are available online at www.proxyvote.com. You will need your control number found on your Notice of Internet Availability to access these materials.

GLU MOBILE INC.

PROXY STATEMENT FOR THE 2014 ANNUAL MEETING OF STOCKHOLDERS

Page
INFORMATION ABOUT THE MEETING, MEETING MATERIALS, VOTING AND PROXIES	1
PROPOSAL NO. 1 — ELECTION OF CLASS I DIRECTORS	4
Information Regarding Our Nominees and Directors	4
CORPORATE GOVERNANCE	7
Board Responsibilities and Leadership Structure	7
Role of the Board in Risk Oversight	8
Director Independence	8
Attendance at Board, Committee and Annual Stockholders Meetings	9
Board Committees and Charters	10
Audit Committee	10
Compensation Committee	10
Nominating and Governance Committee	11
Compensation Committee Interlocks and Insider Participation	11
DIRECTOR COMPENSATION	11
Overview	11
Director Summary Compensation Table	13
STOCKHOLDER MATTERS	13
Stockholder Communications with Directors	13
Stockholder Recommendations of Director Candidates	13
Stockholder Proposals for the 2014 Annual Meeting of Stockholders	14
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	16
Section 16(a) Beneficial Ownership Reporting Compliance	17
COMPENSATION DISCUSSION AND ANALYSIS	17
COMPENSATION COMMITTEE REPORT	32
EXECUTIVE COMPENSATION	32
Summary Compensation Table	32
Grants of Plan-Based Awards in 2013	33
Outstanding Equity Awards at the End of 2013	35
Option Exercises and Stock Vested in 2013	37
Pension Benefits and Nonqualified Deferred Compensation	37
Potential Payments upon Termination or Change in Control	37
EQUITY COMPENSATION PLAN INFORMATION	41
Equity Compensation Plan Table	41
Equity Compensation Plans Not Approved by Security Holders	41
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	42
Review, Approval or Ratification of Transactions with Related Persons	42
PROPOSAL NO. 2 — ADVISORY VOTE ON THE COMPENSATION PAID TO GLU’S NAMED EXECUTIVE OFFICERS	43
AUDIT COMMITTEE REPORT	45
PROPOSAL NO. 3 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, PRICEWATERHOUSECOOPERS LLP, FOR THE FISCAL YEAR ENDING DECEMBER 31, 2014	46
TRANSACTION OF OTHER BUSINESS	47
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	47
APPENDIX A — SUPPLEMENTAL INFORMATION REGARDING NON-GAAP FINANCIAL MEASURES	A-1

The information contained in the Compensation Committee Report and the Audit Committee Report of this proxy statement shall not be deemed to be “soliciting material,” to be “filed” with the Securities and Exchange Commission (“SEC”), or to be subject to Regulation 14A or Regulation 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and shall not be deemed to be incorporated by reference in future filings with the SEC except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

GLU MOBILE INC.

500 Howard Street, Suite 300

San Francisco, California 94105

PROXY STATEMENT FOR THE

2014 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION ABOUT THE MEETING, MEETING MATERIALS, VOTING AND PROXIES

Date, Time and Place of Meeting

The Board of Directors (the “Board”) of Glu Mobile Inc., a Delaware corporation (“Glu,” the “Company,” “we,” “our” and similar terms), is asking for your proxy for use at the 2014 Annual Meeting of Stockholders (the “Annual Meeting”) and at any adjournments or postponements of the meeting. We are holding the meeting on Thursday, June 5, 2014, at 10:00 a.m. Pacific Time, at our principal executive offices at 500 Howard Street, Suite 300, San Francisco, California. We first released this proxy statement to our stockholders on or about April 22, 2014.

Internet Availability of Proxy Materials

We are pleased to again furnish proxy materials to our stockholders on the Internet, rather than mailing printed copies to each stockholder. If you received a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) by mail, you will not receive a printed copy of the proxy materials unless you request one. Instead, the Notice of Internet Availability provides instructions for accessing and reviewing the proxy materials and casting your vote on the Internet. If you received a Notice of Internet Availability by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice of Internet Availability. We encourage stockholders to take advantage of the electronic availability of the proxy materials to help reduce the expense and environmental impact of the Annual Meeting. We anticipate that the Notice of Internet Availability will be mailed to stockholders on or about April 22, 2014.

Record Date; Outstanding Shares; Quorum

Only holders of record of our common stock at the close of business on April 9, 2014 (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting. As of the close of business on the Record Date, there were 81,308,069 shares of our common stock outstanding and entitled to vote, held of record by approximately 54 stockholders and held beneficially by thousands of additional stockholders.

Pursuant to our Amended and Restated Bylaws (our “Bylaws”), a majority of the outstanding shares of common stock, present in person or by proxy, will constitute a quorum at the Annual Meeting. We must have a quorum to transact business. Each stockholder is entitled to one vote for each share of common stock held as of the Record Date. For ten days before the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder, for any purpose germane to the meeting, during ordinary business hours at our principal executive offices at 500 Howard Street, Suite 300, San Francisco, California 94105.

Voting via the Internet, by Telephone or By Mail

Holders of shares of our common stock whose shares are registered in their own name with our transfer agent, American Stock Transfer and Trust Company, are record holders. As an alternative to voting in person at the Annual Meeting, record holders may vote via the Internet, by telephone or, for those stockholders who receive a paper proxy card in the mail, by mailing a completed proxy card.

For those record holders who receive a paper proxy card, instructions for voting via the Internet, telephone or by mail are set forth on the proxy card. Stockholders who elect to vote by mail should sign and mail the proxy card in the addressed, postage paid envelope that was enclosed with the proxy materials, and your shares will be voted at the Annual Meeting in the manner you direct. All properly executed, returned and unrevoked proxies will be voted in accordance with the instructions indicated on the proxy card.

For those stockholders who receive a Notice of Internet Availability, the notice provides information on how to access your proxy and contains instructions on how to vote via the Internet or by telephone. If you received a Notice of Internet Availability, you can request a printed copy of your proxy materials by following the instructions contained in the notice. Stockholders who have elected to receive the 2014 Proxy Statement and Annual Report to Stockholders electronically will receive an email on or about April 24, 2014 with information on how to access stockholder information and instructions for voting.

Signed but unmarked proxies will be voted FOR each director nominee listed on the proxy card, FOR the advisory vote approving the compensation paid to Glu’s named executive officers, and FOR the ratification of our independent registered public accounting firm for the year ending December 31, 2014. The Board does not know of, and does not intend to bring, any business before the Annual Meeting other than that referred to in this proxy statement and specified in the Notice of Annual Meeting. As to any other business that may properly come before the Annual Meeting, including any motion made for adjournment of the Annual Meeting (including for purposes of soliciting additional votes), signing and returning the proxy card will confer discretionary authority on the proxies (Niccolo M. de Masi and Eric R. Ludwig, who have been designated by the Board) to vote all shares covered by the proxy card in their discretion.

Revoking a Proxy

Any stockholder who has given a proxy may revoke it at any time before it is exercised at the Annual Meeting by (1) filing a written notice of revocation with, or delivering a duly executed proxy bearing a later date to, our Corporate Secretary at 500 Howard Street, Suite 300, San Francisco, California 94105 or (2) attending the Annual Meeting and voting in person (although attending the Annual Meeting will not, by itself, revoke a proxy).

Votes Required

Director elections (Proposal No. 1) will be determined by a plurality of shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. The advisory vote on the compensation of Glu’s named executive officers (Proposal No. 2) and the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2014 (Proposal No. 3) each require the affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and voted for or against the matter.

Effect of Abstentions

If a signed proxy is returned and the stockholder has specifically abstained from voting on any matter, the shares represented by such proxy will be considered present at the Annual Meeting for purposes of determining a quorum, but will not be considered to have been voted for or against such matter. As such, an abstention will have no effect on the election of the two Class I directors to our Board (Proposal No. 1), the advisory vote on the compensation of Glu’s named executive officers (Proposal No. 2) and the ratification of our independent registered public accounting firm (Proposal No. 3).

Effect of “Broker Non-Votes”

Brokers, banks or other agents holding shares in street name have discretionary authority to vote shares held for a beneficial owner on “routine” matters, such as the ratification of our independent registered public accounting firm, without instructions from the beneficial owner of those shares. However, absent instructions from the beneficial owner of such shares, brokers, banks or other agents holding shares in street name do not have discretionary authority to vote shares held for a beneficial owner on certain “non-routine” matters, such as the election of our directors and advisory vote on the compensation of Glu’s named executive officers.

If a signed proxy is returned by a broker, bank or other agent holding shares in street name that indicates that the broker does not have discretionary authority as to certain shares to vote on a proposal (“broker non-votes”), such shares will be considered present at the Annual Meeting for purposes of determining a quorum on all proposals, but will not be entitled to vote on and thus will have no effect on the outcome of any proposal.

Solicitation of Proxies and Expenses

We will bear the cost of soliciting proxies from our stockholders in the form of proxy provided to you. Our directors, officers and employees, without additional compensation, may solicit proxies by mail, telephone, letter, facsimile, electronically or in person. Following the original mailing of the proxies and other soliciting materials, we will request that brokers, custodians, nominees and other record holders forward copies of the proxy and other soliciting materials to persons for whom they hold shares of common stock and request authority for the exercise of proxies. In such cases, we will reimburse such record holders for their reasonable expenses incurred for forwarding such materials.

Voting Results

The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by our Inspector of Elections and published in a Current Report on Form 8-K to be filed with the SEC within four business days of the Annual Meeting.

Delivery of Voting Materials to Stockholders Sharing an Address

To reduce the expense of delivering duplicate materials to stockholders sharing the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders of record who have the same address and last name will receive only one copy of the proxy materials sent to stockholders until such time as one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure will reduce duplicate mailings and save printing costs and postage fees, as well as natural resources.

Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

How to Obtain a Separate Set of Voting Materials

Stockholders who received a householded mailing this year, and would like to have additional copies of the proxy materials mailed to them, may submit their request to Investor Relations, Glu Mobile Inc., 500 Howard Street, Suite 300, San Francisco, California 94105, or call (415) 800-6100. Stockholders may also contact us at the address or phone number above if they received multiple copies of the Annual Meeting materials and would prefer to receive a single copy in the future. Stockholders who would like to opt out of householding for future mailings, may call 800-690-6903 or send a written request to Investor Relations at the above address.

Annual Report on Form 10-K

A copy of our Annual Report on Form 10-K for the year ended December 31, 2013, including the financial statements, list of exhibits and any exhibit specifically requested, is available without charge upon written request to: Corporate Secretary, Glu Mobile Inc., 500 Howard Street, Suite 300, San Francisco, California 94105.

PROPOSAL NO. 1

ELECTION OF CLASS I DIRECTORS

Our Board currently consists of seven directors. Our Restated Certificate of Incorporation and Bylaws provide for a classified Board, divided into three classes. At each annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting will be elected for a term to expire at the third succeeding annual meeting. The individuals so elected will serve until their successors are elected and qualified.

This year, the terms of our two Class I directors, Hany M. Nada and Benjamin T. Smith, IV, will expire at the Annual Meeting.

The Board has nominated Hany M. Nada and Benjamin T. Smith, IV to serve as Class I directors, each for a three-year term that is expected to expire at our annual meeting in 2017 or until his earlier resignation or removal (the “Board’s Nominees”). Our Nominating and Governance Committee reviewed the qualifications of the Board’s Nominees and unanimously recommended to the Board that they be submitted to stockholders for election. You can find the principal occupation and other information about the Board’s Nominees, as well as other Board members, below.

Three of our continuing directors are Class II directors, whose terms will expire at our 2015 annual meeting, and two of our continuing directors are Class III directors, whose terms will expire at our 2016 annual meeting. Matthew A. Drapkin served as a Class II director from May 2010 through his resignation from the Board in April 2013. In April 2013, the Board appointed Lorne Abony as a Class II director to fill the vacancy created by Mr. Drapkin’s resignation. In October 2013, the Board increased the size of the board from seven to eight members, and appointed Eric R. Ball as a Class II director. A. Brooke Seawell served as a Class III director from June 2006 through his resignation from the Board in February 2014. The election of our Class I directors will be determined by the two nominees receiving the greatest number of votes from shares eligible to vote on the matter. Unless a stockholder signing a proxy withholds authority to vote for one or more of the Board’s Nominees in the manner described on the proxy card, each proxy received will be voted for the election of each of the Board’s Nominees. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for the nominee or nominees who shall be designated by the present Board to fill the vacancy. We are not aware that any of the Board’s Nominees will be unable or will decline to serve as a director.

There are no family relationships between any of our directors, nominees or executive officers. There are also no arrangements or understandings between any director, nominee or executive officer and any other person pursuant to which he or she has been or will be selected as a director and/or executive officer.

The Board recommends that stockholders vote “FOR” the election of

Hany M. Nada and Benjamin T. Smith, IV as Class I Directors.

Information Regarding Our Nominees and Directors

Nominees for Class I Directors (whose terms expire at the Annual Meeting)

Hany M. Nada (Age 45)

Managing Director, GGV Capital

Mr. Nada has served as one of our directors since April 2005. Mr. Nada co-founded GGV Capital (formerly Granite Global Ventures) in 2000 and has served as a Managing Director since its inception. He has also served as Managing Director and Senior Research Analyst at Piper Jaffray & Co., specializing in Internet software and e-infrastructure. Mr. Nada also serves on the boards of directors of BandPage, Inc., DraftKings, Inc., Houzz, Inc., Upsight, Inc., Vocera Communications, Inc. and WildTangent, Inc. In addition, Mr. Nada is an observer on the board of directors of Heptagon Inc. Mr. Nada holds a B.S. in economics and a B.A. in political science from the University of Minnesota.

Mr. Nada’s experience in the venture capital industry, which includes a focus on software, wireless applications, and multimedia, his knowledge of the China market, the expertise and insights into high technology companies that he gained during his tenure as Managing Director and Senior Research Analyst at Piper Jaffray & Co., his experience as a director of high technology companies and his relationship with entities owning a significant percentage of our common stock led the Board to conclude that he should serve as a director.

Benjamin T. Smith, IV (Age 46)

Chief Executive Officer, Wanderful Media

Mr. Smith has served as one of our directors since November 2010. Mr. Smith has been the Chief Executive Officer of Wanderful Media, a new media shopping company, since April 2012. Prior to joining Wanderful Media, Mr. Smith served as an independent director of and advisor to technology companies, including in his role as a Venture Partner at Accelerator Venture Capital, where he has served since December 2011. Previously, Mr. Smith served as the Chairman and Chief Executive Officer of WYBS, Inc. d/b/a MerchantCircle, a leading social network of small business owners, from when he co-founded the company in August 2004 until the company was sold to Reply.com in May 2011. Mr. Smith served as the Senior Vice President of Corporate Development and a strategic advisor to Borland Software, a vendor of Open Application Lifecycle Management solutions, from March 2005 to October 2007 and the Chief Executive Officer of and an advisor to CodeGear, a division of Borland, from November 2006 to October 2007. Mr. Smith previously co-founded Spoke Software, a provider of social networking software that connects business professionals, in 2002, and served as its Chief Executive Officer from 2002 to 2004. Mr. Smith also served the Bush Administration as the Senior Advisor for Strategy and Planning to the Secretary of Transportation from 2001 to 2002. Prior to then, Mr. Smith was a Vice President and Partner at the strategic consulting firm, A.T. Kearney, and Vice President, Venture Development at EDS after A.T. Kearney was purchased by EDS. Mr. Smith continues to serve as on the board of directors of Spoke Software and is the Chairman of DealSquare. In addition, Mr. Smith serves as an advisor or investor in several other private companies and provides advisory services to a number of high-technology companies. He also advised and led the board of directors of Tapulous Inc., a mobile social gaming company, from its founding in 2009 until its sale to The Walt Disney Co. in July 2010. Mr. Smith holds an M.A. from Carnegie Mellon University’s Tepper School of Business and a B.S. in Mechanical Engineering from the University of California at Davis.

Mr. Smith’s extensive experience in the social networking industry, which includes having co-founded two social networking companies, and his experience as a director of high-technology companies led the Board to conclude that he should serve as a director.

Continuing Class II Directors (whose terms expire at the 2015 Annual Meeting of Stockholders)

Lorne Abony (Age 44)

Independent Investor

Mr. Abony has served as one of our directors since April 2013. From 2008 through October 2013, Mr. Abony was the chief executive officer and chairman of Mood Media Corporation, a public company listed on the Toronto Stock Exchange and the London Stock Exchange that provides in-store media, and he continued to serve on Mood Media’s board of directors through January 2014. Previously, Mr. Abony co-founded and served as the chief executive officer of FUN Technologies, which was listed on the Toronto Stock Exchange and the London Stock Exchange, that provided online and interactive casual and fantasy sports; co-founded Petopia.com, an online pet supply business; and from 2003 to 2005 served on the board of directors of CryptoLogic Inc., an Ireland-based public company that provides online gambling software. Mr. Abony has an M.B.A. from Columbia University School of Business, an L.L.B and J.D. from the International Law Center at the University of Windsor and a B.A. in Philosophy from McGill University.

Mr. Abony’s experience co-founding several high-technology and media companies, his experience in the games and gaming industry and his experience from serving as the chief executive officer of two public companies led the Board to conclude that he should serve as a director.

Eric R. Ball (Age 50)

Senior Vice President and Treasurer, Oracle Corporation

Mr. Ball has served as one of our directors since October 2013. Mr. Ball serves as Senior Vice President and Treasurer of Oracle Corporation, a position he has held since 2005. Mr. Ball serves on the Board of Directors of Oracle Japan, a public company listed on the Tokyo Stock Exchange, and the Richard M. Lucas Medical Foundation. Before joining Oracle, Mr. Ball worked in a variety of headquarters and operating finance roles at Flextronics, Inc., Cisco Systems, Inc., Avery Dennison, and AT&T. Mr. Ball holds an A.B. in Economics from the University of Michigan, an M.A in Economics/Finance and an M.B.A. from the University of Rochester and a Ph.D. in Management from the Drucker-Ito School of Management.

Mr. Ball’s more than 20 years of experience in finance and operations with technology companies, particularly those larger than Glu, led the Board to conclude that he should serve as a director. In addition, our Board’s determination, in light of his experience as a finance executive and director overseeing or assessing the performance of companies and public accountants, that Mr. Ball is an “audit committee financial expert” lends further support to his financial acumen and qualifications for serving on our Board.

Ann Mather (Age 55)

Independent Director of and Advisor to Technology and Media Companies

Ms. Mather has served as one of our directors since September 2005. Since May 2004, Ms. Mather has served as an advisor to technology and media companies. From September 1999 to May 2004, Ms. Mather was the Executive Vice President and Chief Financial Officer for Pixar Animation Studios Inc. From 1992 to July 1999, she held various executive positions at The Walt Disney Company, including Senior Vice President of Finance and Administration for its Buena Vista International Theatrical Division. Prior to then, she served in various roles with Alico, a division of AIG, Inc., Polo Ralph Lauren Europe’s retail operations, Paramount Pictures Corporation and KPMG in London. Ms. Mather also serves on the boards of directors of Arista Networks, Inc., Google Inc., Netflix, Inc., MGM Holdings Inc., Moneygram International, Inc., Shutterfly, Inc., Solazyme, Inc., and SmartPak Equine, LLC, and is one of the independent trustees of the Dodge & Cox Funds. During the last five years, she also served as a director of Central European Media Enterprises Ltd. Ms. Mather holds an M.A. from Cambridge University in England.

Ms. Mather’s experience as the Chief Financial Officer of two companies, including a publicly traded company, her international experience gained through several executive positions in Europe and her experience as a director of high technology companies led the Board to conclude that she should serve as a director.

Continuing Class III Directors (whose terms expire at the 2016 Annual Meeting of Stockholders)

Niccolo M. de Masi (Age 33)

President, Chief Executive Officer and Director, Glu Mobile Inc.

Mr. de Masi has served as our President and Chief Executive Officer and as one of our directors since January 2010. Prior to joining Glu, Mr. de Masi was the Chief Executive Officer and President of Hands-On Mobile, a mobile technology company and developer and publisher of mobile entertainment, from October 2009 to December 2009, and previously served as the President of Hands-On Mobile from March 2008 to October 2009. Prior to joining Hands-On Mobile, Mr. de Masi was the Chief Executive Officer of Monstermob Group PLC, a mobile entertainment company, from June 2006 to February 2007. Mr. de Masi joined Monstermob in 2004 and, prior to becoming its Chief Executive Officer, held positions as its Managing Director and as its Chief Operating Officer, where he was responsible for formulating and implementing Monstermob’s growth and product strategy. Prior to joining Monstermob, Mr. de Masi worked in a variety of corporate finance and operational roles within the technology, media and telecommunications (TMT) sector, beginning his career with JP Morgan on both the TMT debt capital markets and mergers and acquisitions teams in London. He has also worked as a physicist with Siemens Solar and within the Strategic Planning and Development divisions of Technicolor. Mr. de Masi holds an M.A. degree in Physics and an MSci. degree in Electronic Engineering—both from Cambridge University.

Mr. de Masi’s experience as our President and Chief Executive Officer, which gives him unique insights into our challenges, opportunities and operations, and his strong background of senior management and executive experience in the mobile gaming and content sectors led the Board to conclude that he should serve as a director.

William J. Miller (Age 68)

Independent Director of and Advisor to Technology Companies

Mr. Miller has served as one of our directors since January 2007, served as co-Chairman of our Board from July 2009 to January 2010 and has served as sole Chairman of our Board since January 2010. Mr. Miller also served as our interim President and Chief Executive Officer from December 2009 until Mr. de Masi assumed this position in January 2010. Mr. Miller has acted as an independent director and adviser to a number of technology companies since November 1999. From April 1996 until November 1999, Mr. Miller served as Chairman of the Board and Chief Executive Officer of Avid Corporation, a provider of digital tools for multimedia companies, where he also served as President from September 1996 to January 1999. Prior to then, he served as Chief Executive Officer and Chairman of the Board of Quantum Corporation, a data storage manufacturer. He previously held various positions in the data storage, information services and financial services businesses of Control Data Corporation, a computer and data services company. Mr. Miller also serves as a director of NVIDIA Corporation, Waters Corporation, Digimarc Corporation and Quantance Inc., and during the past five years has also served as a director of Overland Storage, Inc. and ViewSonic Corporation. Mr. Miller holds a B.A. in speech communications and a J.D. from the University of Minnesota.

Mr. Miller’s experience as the Chief Executive Officer of two publicly traded high technology companies and as a business consultant to technology companies, his experience as a director of high technology companies, and the insights into our business that he gained as our interim President and Chief Executive Officer and as both our co-Chairman and sole Chairman, led the Board to conclude that he should serve as a director.

CORPORATE GOVERNANCE

Our Board has adopted Corporate Governance Principles that are designed to assist the Board in observing practices and procedures that serve the best interests of the company and our stockholders. The Nominating and Governance Committee oversees these Corporate Governance Principles and periodically makes recommendations to the Board regarding any changes. These Corporate Governance Principles address, among other things, our policy on succession planning and senior leadership development, retirement, Board performance evaluations and committee structure.

We maintain a corporate governance page on our company website that includes key information about corporate governance matters, including copies of our Corporate Governance Principles, our Code of Conduct and Business Ethics for all employees, including our senior executive and financial officers, and the charter for each Board committee. The link to this corporate governance page can be found at www.glu.com/investors.

Board Responsibilities and Leadership Structure

Our Board oversees management’s performance on behalf of our stockholders. The Board’s primary responsibilities are to (1) select, oversee and determine compensation for our President and Chief Executive Officer who, with senior management, manages our day-to-day operations, (2) monitor management’s performance to assess whether we are operating in an effective, efficient and ethical manner to create value for our stockholders and (3) periodically review our long-range plans, business initiatives, capital projects and budget matters.

The Board and its committees meet throughout the year on a set schedule, hold special meetings and act by written consent from time to time as appropriate. The Board held seven meetings during 2013 and acted by unanimous written consent four times. The independent directors meet without management present at regularly scheduled executive sessions at each quarterly Board meeting and some special Board meetings. During 2013, the independent directors held executive sessions at four Board meetings. The Board has delegated certain responsibilities and authority to the committees described below. Committees report regularly to the full Board on their activities and actions.

The Board has designated Mr. Miller as its Chairman. We believe it is beneficial to separate the roles of Chief Executive Officer and Chairman to facilitate their differing roles in the leadership of our company. The role of the Chairman includes setting the agenda for, and presiding over, all meetings of the Board, including executive sessions of non-management or independent directors, providing input regarding information sent to the Board, serving as liaison between the Chief Executive Officer and the independent directors and providing advice and assistance to the Chief Executive Officer. Mr. Miller also is a key participant in establishing performance objectives and overseeing the process for the annual evaluation of our Chief Executive Officer’s performance. In addition, under our Bylaws, our Chairman has the authority to call special meetings of our Board and stockholders. In contrast, the Chief Executive Officer is responsible for handling our day-to-day management and direction, leading the management team and formulating corporate strategy. Mr. Miller, as an independent director and our Chairman, brings experience, oversight and expertise from outside our company and industry, while Mr. de Masi, as a director and our Chief Executive Officer, brings company and industry-specific experience and expertise. We believe that this structure allows for a balanced corporate vision and strategy, which are necessary to address the challenges and opportunities we face.

Role of the Board in Risk Oversight

One of our Board’s key functions is providing oversight of our risk management process. The Board does not have a standing risk management committee but rather administers this oversight function directly through the Board as a whole, as well as through Board standing committees that address risks inherent in their respective areas of oversight. In particular, our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking, our Nominating and Governance Committee monitors our major legal compliance risk exposures and our program for promoting and monitoring compliance with applicable legal and regulatory requirements, and our Board is responsible for monitoring and assessing strategic risk exposure and other risks not covered by our committees.

The full Board (or the appropriate committee in the case of risks that are under the purview of a particular committee) receives reports on the risks we face from our Chief Executive Officer or other members of management to enable us to understand our risk identification, risk management and risk mitigation strategies. When a committee receives the report, the chairman of that committee reports on the discussion to the full Board at the next Board meeting. However, the committee chairs are responsible for reporting findings regarding material risk exposures to the Board as quickly as possible. We believe that our Board’s leadership structure supports effective risk management because it allows our Chairman of the Board, who is independent, and the independent directors on our committees to exercise oversight over management.

Director Independence

Our Board currently includes six independent directors, two of whom are standing for election at the Annual Meeting. To be considered independent under NASDAQ rules, a director may not be employed by Glu or engage in certain types of business dealings with us. In addition, as required by the rules of The NASDAQ Stock Market, the Board has made a determination as to each independent director currently serving on the Board or who served on the Board during 2013 that no relationship exists which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the Board reviewed and discussed information provided by the directors and by our management with regard to each director’s business and personal activities as they relate to Glu and our management. In assessing director independence under The NASDAQ Stock Market rules, the Nominating and Governance Committee and the full Board reviewed relevant transactions, relationships and arrangements that may affect the independence of our Board members, including that:

•	Mr. Ball is an officer of Oracle Corporation, a company with which we conduct business in the ordinary course;

•	Mr. Drapkin had a less than 10% ownership interest in Full Fathom Five, LLC, a company with which we have a commercial relationship;

•

Ms. Mather was during 2013, and currently is, (a) a director of Google Inc., a company with which we conduct business in the ordinary course and revenues from which represented 19.2% of our total revenues in 2013; and (b) a director MGM Holdings Inc., which is affiliated with MGM Interactive, Inc., a company with which we have a commercial relationship;

•	Mr. Miller served as our interim President and Chief Executive Officer from December 1, 2009 until January 4, 2010;

•	Mr. Seawell’s step-daughter was an employee of PricewaterhouseCoopers LLP, our independent registered public accounting firm, through April 2011, although she did not work on our audit; and

•

Mr. Nada serves as one of the seven managing directors of Granite Global Ventures II L.L.C., the general partner of each of Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P., which together beneficially owned approximately 6.9% of our common stock as of December 31, 2013. As of December 31, 2013, GGV IV owned approximately 14.4% of the outstanding shares of Upsight, Inc. (the entity formed following the merger of Medium Entertainment, dba PlayHaven, with Kontagent in December 2013). Mr. Nada was a member of PlayHaven’s board of directors at the time of GGV IV’s investment in PlayHaven in the fourth quarter of 2012, and continued as a member of Upsight’s Board of Directors. We also have a commercial relationship with Kontagent. For 2013 we generated revenues of approximately $5.7 million from Upsight, and as of December 31, 2013, Upsight accounted for 9.0% of our total accounts receivable balance.

After reviewing these transactions and other relevant standards, the Board determined that each of Mr. Abony, Mr. Ball, Ms. Mather, Mr. Miller, Mr. Nada and Mr. Smith is, and that each of Mr. Drapkin and Mr. Seawell was throughout the period on which he served on our Board, an independent director.

Attendance at Board, Committee and Annual Stockholders Meetings

The Board expects that each director will prepare for, attend and participate in all Board and applicable committee meetings and that each Board member will see that other commitments do not materially interfere with his or her service on the Board. Our Corporate Governance Principles provide that non-employee directors may not serve on the boards of more than five public companies, and our Chief Executive Officer may not serve on the boards of more than two public companies, in each case including Glu.

No director attended fewer than 75% of the aggregate number of meetings of the Board and the committees on which he or she served. One of our directors attended the 2013 Annual Meeting of Stockholders. Under our Corporate Governance Principles, all directors are encouraged to attend the annual meetings of our stockholders.

Board Committees and Charters

The Board currently has a standing Audit Committee, Compensation Committee, Nominating and Governance Committee and Strategy Committee. The members of each committee are appointed by the Board based on recommendations of the Nominating and Governance Committee. Each committee member is an independent director as determined by the Board in accordance with The NASDAQ Stock Market listing standards, except for Mr. de Masi who serves on the Strategy Committee. Each of the Audit Committee, Compensation Committee and Nominating and Governance Committee has a charter and annually reviews its charter and makes recommendations to our Board for revision to reflect changes in laws and regulations and evolving best practices. Copies of each charter can be found on our website at http://www.glu.com/investors (by clicking on the “corporate governance” link). Current committee members are as follows:

Director	Audit Committee	Compensation Committee	Nominating and Governance Committee	Strategy Committee
Lorne Abony	—	Member	Member	Chair
Eric R. Ball	Chair	—	—	—
Niccolo M. de Masi	—	—	—	Member
Ann Mather	—	—	Member	—
William J. Miller	Member	—	Chair	—
Hany M. Nada	Member	Member	—	—
Benjamin T. Smith, IV	—	Chair	—	—

Audit Committee

The Audit Committee currently consists of three of our outside directors, Mr. Ball, who is the committee chair, and Messrs. Miller and Nada. Mr. Seawell served as Audit Committee chair during all of 2013 and through January 31, 2014. He resigned from the committee in connection with his resignation from the Board on February 5, 2014. The composition of our Audit Committee meets the requirements for independence under the current rules and regulations of The NASDAQ Stock Market and the SEC. Each member of our Audit Committee is financially literate. Our Board has determined that Mr. Ball is, and Mr. Seawell was during his tenure on the committee, an “audit committee financial expert” as defined in Item 407(d) of Regulation S-K. The Audit Committee met nine times during 2013, including holding an executive session with our independent registered public accounting firm at each of those meetings. The Audit Committee’s responsibilities and activities are described in greater detail in the section titled “Audit Committee Report” in this proxy statement and the committee’s charter, which was most recently revised in January 2012 and is available on our website at http://www.glu.com/investors (by clicking on the “corporate governance” link).

Compensation Committee

The Compensation Committee currently consists of three of our outside directors, Messrs. Abony, Nada and Smith. Mr. Drapkin served as the committee chair through his resignation from the Board on April 5, 2013. On April 25, 2013 the Board appointed Mr. Smith as the new committee chair and appointed Mr. Abony to the committee. The composition of the Compensation Committee meets the requirements for independence under the current rules and regulations of The NASDAQ Stock Market, the SEC and the Internal Revenue Code (the “Code”). The Compensation Committee, which met five times and acted by written consent nine times during 2013, discharges the responsibilities of our Board relating to compensation of our executive officers and oversees our company-wide cash and equity compensation programs. The Compensation Committee’s responsibilities and activities are described in greater detail in the section titled “Compensation Discussion and Analysis” in this proxy statement and in the Compensation Committee’s charter, which was most recently revised in April 2013 and is available on our website at http://www.glu.com/investors (by clicking on the “corporate governance” link).

Nominating and Governance Committee

The Nominating and Governance Committee currently consists of three of our outside directors, Mr. Miller, who is the committee chair, and Mr. Abony and Ms. Mather. Mr. Drapkin served as a committee member through his resignation from the Board on April 5, 2013. The composition of our Nominating and Governance Committee meets the requirements for independence under the current rules and regulations of The NASDAQ Stock Market and the SEC. Our Nominating and Governance Committee, which met twice during 2013, makes recommendations to the Board regarding Board and committee composition and appropriate corporate governance standards, reviews related party transactions and administers our Code of Business Conduct and Ethics and Corporate Governance Principles, among other things. The Nominating and Governance Committee’s responsibilities and activities are described in greater detail in the committee’s charter, which was most recently revised in April 2010, and is available on our website at http://www.glu.com/investors (by clicking on the “corporate governance” link).

Strategy Committee

In April 2013, in connection with the Board’s appointment of Mr. Abony as a director, the Board formed a Strategy Committee and appointed Mr. Abony, who serves as the committee’s chair, and Mr. de Masi to serve as the initial committee members. Our Strategy Committee assists the Board and senior management in refining our strategic vision and growth initiatives.

Compensation Committee Interlocks and Insider Participation

During 2013, Messrs. Abony, Nada and Smith each served on the Compensation Committee. In addition, Mr. Drapkin served on the Compensation Committee in 2013 until his resignation from the Board in April 2013. None of these individuals is or has been an officer or employee of Glu or any of our subsidiaries. There are no other relationships between committee members and Glu or any other company that are required by SEC regulations to be disclosed under this caption.

DIRECTOR COMPENSATION

Overview

The Compensation Committee and the Nominating and Governance Committee evaluate the appropriate level and form of compensation for non-employee directors and recommend changes to the Board when appropriate. Our non-employee director compensation program is set forth below and was most recently amended in April 2014:

•	Non-employee directors receive an annual cash retainer of $30,000 (an increase from $20,000 approved in October 2013);

•	The Chairman of our Board receives an additional annual cash retainer of $20,000;

•	The chair of the Audit Committee receives additional annual cash compensation of $20,000;

•	The chair of the Compensation Committee receives additional annual cash compensation of $15,000;

•	The chair of the Nominating and Governance Committee receives additional annual cash compensation of $5,000;

•	The chair of the Strategy Committee receives additional cash compensation of $20,000; and

•

Each non-employee director receives additional annual compensation of $5,000 for service on each of the Audit Committee, Compensation Committee, Nominating and Governance Committee, or Strategy Committee, other than as chair.

All cash compensation to directors is paid in arrears in quarterly installments. We also reimburse our directors for reasonable expenses in connection with attendance at Board and committee meetings.

Each new non-employee director is eligible to receive an initial equity award of, at each director’s discretion, either (1) an award of 20,000 shares of our restricted common stock, or (2) an immediately exercisable option to purchase 60,000 shares of our common stock. This initial award vests with respect to 16 2/3% of the underlying shares after six months and thereafter vests in equal monthly installments over the next 30 months.

Our non-employee director compensation program previously provided that each non-employee director would receive an annual equity award, at each director’s discretion, of either (1) 16,667 shares of our restricted common stock or (2) an option to purchase 50,000 shares of our common stock. This annual award was typically granted on the date of our annual meeting of stockholders and vested in equal monthly installments over one year. In April 2014, our Board amended the annual equity award such that each year immediately following our annual meeting of stockholders (beginning with the Annual Meeting), each non-employee director will receive (1) a restricted stock unit (the “RSU”) award covering 25,000 shares of our common stock and (2) a stock option to purchase 50,000 shares of our common stock (with the stock option award vesting pro rata monthly over one year and the RSU vesting on the earlier to occur of (a) the first anniversary of the grant date and (b) the date of our next annual meeting of stockholders that follows the grant date). In addition, our 2007 Equity Incentive Plan, under which we grant equity awards to our non-employee directors, provides that each of the equity awards held by our non-employee directors will accelerate in full immediately prior to a change in control of Glu.

Each of Ms. Mather and Messrs. Miller, Nada, Seawell and Smith opted to receive a stock option grant as his or her annual award for 2013, which was granted on June 6, 2013 following our 2013 Annual Meeting of Stockholders. Each of these directors received an option to purchase 50,000 shares of our common stock with an exercise price of $2.40 per share.

In connection with Mr. Abony’s appointment, the Board on April 10, 2013 granted him an immediately exercisable option to purchase 60,000 shares of our common stock with an exercise price of $2.91 per share. In connection with Mr. Ball’s appointment, the Board on October 9, 2013 granted him an immediately exercisable option to purchase 60,000 shares of our common stock with an exercise price of $2.84 per share

In connection with, and before Mr. Drapkin’s resignation from the Board, and in consideration of Mr. Drapkin’s service to the Company, on April 5, 2013, the Compensation Committee approved the acceleration in full of the final tranches of two stock options held by Mr. Drapkin. The first stock option was granted to Mr. Drapkin when he joined the Board on May 6, 2010 and had a three-year vesting schedule, with the final tranche scheduled to vest on May 6, 2013. The second stock option was granted to Mr. Drapkin on June 7, 2012 and had a one-year vesting schedule, with the final tranche scheduled to vest on June 6, 2013, the date of our 2013 Annual Meeting of Stockholders. The Compensation Committee accelerated the vesting of a total of 15,833 shares subject to these two stock options.

In February 2014, we entered into a Consulting Agreement with Mr. Seawell, effective immediately prior to his resignation, pursuant to which he will provide consulting services to Mr. Ball and Mr. Ludwig through the date on which we publicly announce our operating results our second quarter of 2014. We agreed to pay Mr. Seawell $2,917 each month for his services under the agreement, which is equal to the monthly compensation that he would have received as a Board member and a member of our Audit Committee.

We do not provide additional compensation to Mr. de Masi for his service on our Board or on the Strategy Committee because he is one of our executive officers.

Director Summary Compensation Table

The following table sets forth certain information with respect to compensation awarded to, earned by or paid to each person who served as a non-employee director during 2013. Mr. Drapkin resigned as a director in April 2013, and Mr. Seawell resigned as a director in February 2014. Mr. Abony joined us in April 2013, and Mr. Ball joined as a director in October 2013.

Name	Fees Earned or Paid in Cash ($)	Option Awards(1)(2)(3) ($)	Total ($)
Lorne Abony	38,214	70,998	109,212
Eric R. Ball	7,894	67,908	75,802
Matthew A. Drapkin	10,556	—	10,556
Ann Mather	27,500	48,795	76,295
William J. Miller	52,500	48,795	101,295
Hany M. Nada	32,500	48,795	81,295
A. Brooke Seawell	42,500	48,795	91,295
Benjamin T. Smith, IV	34,313	48,795	83,108

(1)	Amounts shown in this column do not reflect dollar amounts actually received by the non-employee director. Instead, these amounts reflect the grant date fair value calculated in accordance with FASB ASC Topic 718 (formerly SFAS 123R) of each stock option award. See Note 10 — Stock Option and Other Benefit Plans — in the notes to consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2013 for a description of the ASC Topic 718 methodology and assumptions.
(2)	On June 6, 2013, following our 2013 Annual Meeting of Stockholders, each of Ms. Mather and each of Messrs. Miller, Nada, Seawell and Smith received an option to purchase 50,000 shares of our common stock at an exercise price of $2.40 per share.
(3)	The aggregate number of outstanding stock options held by each of our non-employee directors as of December 31, 2013 was: Mr. Abony: 60,000; Mr. Ball: 60,000; Ms. Mather: 296,385; Mr. Miller: 296,081; Mr. Nada: 254,718; Mr. Seawell: 238,052; and Mr. Smith: 210,000.

STOCKHOLDER MATTERS

Stockholder Communications with Directors

Stockholders may communicate with the Board by sending an email to bod@glu.com, or by sending written correspondence to: Board, c/o Corporate Secretary, Glu Mobile Inc., 500 Howard Street, Suite 300, San Francisco, California 94105. Communications are distributed to the Board, or to any individual directors as appropriate, depending on the facts and circumstances outlined in the communication. The Board has instructed the Corporate Secretary to review all correspondence and to determine, in his discretion, whether matters submitted are appropriate for Board consideration. In particular, the Board has directed that communications such as product or commercial inquiries or complaints, resume and other job inquiries, surveys and general business solicitations or advertisements should not be forwarded to the Board. In addition, material that is unduly hostile, threatening, illegal, patently offensive or similarly inappropriate or unsuitable will be excluded, with the provision that any communication that is filtered out must be made available to any non-management director upon request. The Corporate Secretary may forward certain communications to another person or department for review and possible response.

Stockholder Recommendations of Director Candidates

The Nominating and Governance Committee will consider nominees recommended by stockholders for election as directors. If a stockholder would like to recommend a director candidate for our 2015 Annual Meeting of Stockholders, the stockholder must deliver notice in writing to the Corporate Secretary, Glu Mobile Inc., 500

Howard Street, Suite 300, San Francisco, California 94105. Such notice must set forth the information required under our Bylaws to be included in the notice. A copy of our Bylaws, which we most recently amended on March 7, 2014, may be obtained from the SEC’s website.

Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected identified candidates as appropriate. In conducting its review and evaluation, the Nominating and Governance Committee may solicit the views of management, other members of the Board and other individuals it believes may have insight into a candidate’s qualifications and the needs of the Board and its committees. Candidates for the Board are generally selected based on desired skills and experience in the context of the existing composition of the Board and needs of the Board and its committees at that time, including the requirements of applicable rules and regulations of the SEC and The NASDAQ Stock Market. The Nominating and Governance Committee will consider these needs and further evaluate each candidate’s qualifications based on their independence, integrity, collegiality, diversity, skills, financial, technical, operational and other expertise and experience, breadth of experience, practical wisdom, judgment, knowledge about our business or industry, personal and professional ethics, availability and commitment to representing and enhancing the long-term interests of our stockholders. From time to time, the Nominating and Governance Committee may also identify and consider other factors that reflect our environment as it evolves or that it believes will otherwise contribute to the Board’s overall effectiveness and our success. Although the Nominating and Governance Committee does not have a specific policy on diversity, the committee considers the criteria noted above in selecting nominees for directors, including members from diverse backgrounds who combine a broad spectrum of experience and expertise. The Nominating and Governance Committee does not assign specific weights to particular criteria, and no particular criterion is necessarily applicable to all candidates, and will choose candidates to recommend for nomination based on the specific needs of the Board and Glu at that time. Although the Nominating and Governance Committee uses these and other criteria as appropriate to evaluate candidates, the Nominating and Governance Committee has no stated minimum criteria for candidates. All candidates, including those nominated by stockholders, are evaluated in the manner described above. Final approval of nominees to be presented for election is determined by the full Board.

Stockholder Proposals for the 2015 Annual Meeting of Stockholders

Under Rule 14a-8 of the Exchange Act, any stockholder who intends to present a proposal for inclusion in our 2015 proxy statement and form of proxy must submit the proposal, in writing, so that the Corporate Secretary receives it at our principal executive offices by December 23, 2014. Any stockholder who wishes to bring a proposal or nominate a person for election to the Board at the 2015 Annual Meeting of Stockholders must provide written notice of the proposal or nomination to our Corporate Secretary, at our principal executive offices, between February 5, 2015 and March 7, 2015. In addition, our stockholders must comply with the procedural requirements in our Bylaws, which stockholders can obtain from us upon written request. Our Bylaws were most recently amended on March 7, 2014. The amendments included changes to the advance notice requirements for stockholder proposals or nominations, including:

(1) Amending Section 1.11(a) (Stockholders – Notice of Stockholder Business; Nominations – Annual Meeting of Stockholders) (the “Advance Notice Bylaw”), which requires that a stockholder provide advance notice to us (a “Stockholder Notice”) in order to make nominations or propose business at an annual meeting of stockholders, to add a requirement that, to be eligible to propose a nomination or other business to be considered at the annual meeting, a stockholder must have continuously beneficially owned at least 1% of our outstanding common stock for a period of one year before giving such notice.

(2) Amending the Advance Notice Bylaw to change the period during which a Stockholder’s Notice must be delivered to us from 75 to 105 days before the anniversary of the last annual meeting to 90 to 120 days before the anniversary of the last annual meeting.

(3) Amending the Advance Notice Bylaw to add a requirement that that the stockholder giving the Stockholder Notice and certain associated persons provide (a) written consent to the public disclosure of information provided by such persons pursuant to the Advance Notice Bylaw; (b) a description of (i) any agreement with respect to the nomination or proposal between or among such stockholder and associated person(s) and any of their respective affiliates or associates, and (ii) as to each person whom such stockholder or associated person proposes to nominate for election or re-election as a director, a description of any agreement of such person with any other person or entity (other than Glu) with respect to any compensation, reimbursement or indemnification in connection with service or action as a director known to such stockholder or associated person; and (c) a representation that the stockholder has continuously beneficially owned at least 1% of our outstanding common stock for the one-year period before giving such notice, is entitled to vote at such meeting and intends to appear at the meeting to propose such business or nomination.

(4) Amending the Advance Notice Bylaw to add a requirement that to be eligible to be a nominee for director of the Company any nominee proposed by a stockholder must complete a questionnaire regarding his or her qualifications and background, representing and agreeing that, other than as disclosed to us in writing at the time of nomination, he or she is not and will not be bound to act or vote on any issue or question and he or she is not and will not be party to any agreement or arrangement pursuant to which he or she receives compensation from anyone other than Glu for service on the Board. Further, such nominee must represent that he or she would be in compliance and will comply with all of our applicable policies and guidelines if elected. The Advance Notice Bylaw was also amended to require that the stockholder giving the Stockholder Notice give written notice to us within two business days of any change in the foregoing.

(5) Amending the Advance Notice Bylaw to add a requirement that the stockholder giving the Stockholder Notice must actually appear in person or by proxy at the annual meeting to propose such business or nomination in order for such business or nomination to be properly considered. If such stockholder does not appear at the annual meeting, such proposed business or nomination may be disregarded or disallowed.

(6) Amending the Advance Notice Bylaw to change the period during which a Stockholder’s Notice is considered timely if (a) the number of directors to be elected to the Board is increased and (b) we do not make a public announcement naming all of our nominees for director or specifying the size of the increased Board from at least 75 days before the first anniversary of the preceding year’s annual meeting to at least 120 days before the first anniversary of the preceding year’s annual meeting.

(7) Amending the Advance Notice Bylaw to provide that Section 1.11(a) is the exclusive means for a stockholder to make nominations or propose business (other than business included in Glu’s proxy materials pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended) at an annual meeting of stockholders.

(8) Amending the Advance Notice Bylaw to add a definition of “Acting in Concert” that includes acting in conscious parallel with other parties.

This description of the material changes to the Bylaws does not purport to be complete and is qualified in its entirety by the Bylaws, as amended, a copy of which is filed as Exhibit 99.01 to our Current Report on Form 8-K that we filed on March 13, 2014 and the Bylaws marked to show changes against the prior bylaws, a copy of which is filed as Exhibit 99.02 to that report.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding ownership of our common stock as of April 1, 2014 by:

•	Each Named Executive Officer (defined in “Compensation Discussion and Analysis” above);

•	Each of our directors;

•	All current executive officers and directors as a group; and

•	All persons known to us to beneficially own 5% or more of our common stock.

We calculated the “Percent of Class” based on 81,308,069 shares of common stock outstanding on April 1, 2014. In accordance with SEC regulations, we also included shares subject to equity awards that are currently vested or will become vested by May 31, 2014 (i.e., within 60 days of April 1, 2014). We deem those shares outstanding and beneficially owned by the person holding the award for computing that person’s percentage ownership, but they are not treated as outstanding for computing any other person’s percentage ownership. Unless otherwise indicated, each person has sole voting and investment power with respect to the shares each person beneficially owns, and the address of each person is: c/o Glu Mobile Inc., 500 Howard Street, Suite 300, San Francisco, California 94105.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
5% Stockholders:
Archon Capital Management LLC(1)	4,589,307	5.6%

Named Executive Officers and Directors:
Niccolo M. de Masi(2)	942,823		*
Eric R. Ludwig(3)	640,824		*
Chris Akhavan(4)	81,250		*
Matthew Ricchetti(5)	12,500		*
Scott Leichtner(6)	186,590		*
Lorne Abony(7)	60,000		*
Eric R. Ball(8)	60,000		*
Ann Mather(9)	300,051		*
William J. Miller(10)	346,081		*
Hany M. Nada (11)	3,336,347	4.1
Benjamin T. Smith, IV(12)	220,000		*
All directors and executive officers as a group (11 persons)(13)	6,186,466	7.4

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.
(1)	The information is based solely upon a Schedule 13G filed with the SEC on February 14, 2014 by Archon Capital Management, LLC (“Archon”) and Constantinos Christofilis, who is Archon’s Managing Member. Archon and Mr. Christofilis share voting and investment power with respect to these shares. The address for these persons is 1301 Fifth Avenue, Suite 3008, Seattle, Washington 98101-2662.
(2)	Includes 897,914 shares subject to options that are exercisable within 60 days of April 1, 2014.
(3)	Includes (a) 10,832 shares held by The Ludwig McKillop Trust, of which Mr. Ludwig and his spouse, Mary Elizabeth McKillop, are the co-trustees, and (b) 572,992 shares subject to options that are exercisable within 60 days of April 1, 2014.
(4)	Represents shares subject to options that are exercisable within 60 days of April 1, 2014.
(5)	Represents shares subject to options that are exercisable within 60 days of April 1, 2014.
(6)	Includes 166,509 shares subject to options that are exercisable within 60 days of April 1, 2014.
(7)	Represents shares subject to immediately exercisable options, of which 38,337 shares were unvested within 60 days of April 1, 2014 and remain subject to our right of repurchase.

(8)	Represents shares subject to immediately exercisable options, of which 48,338 shares were unvested within 60 days of April 1, 2014 and remain subject to our right of repurchase.
(9)	Includes 296,385 shares subject to immediately exercisable options, of which 4,167 shares were unvested within 60 days of April 1, 2014 and remain subject to our right of repurchase.
(10)	Includes 296,081 shares subject to immediately exercisable options, of which 4,167 shares were unvested within 60 days of April 1, 2014 and remain subject to our right of repurchase
(11)	Includes (a) 3,021,537 shares held by Granite Global Ventures II L.P. and (b) 60,092 shares held by GGV II Entrepreneurs Fund L.P. Mr. Nada is a managing director of the general partner of the foregoing entities, which has nine individual managing directors, and shares voting and investment power with respect to the shares held by these entities with the other managing directors of the general partner. Mr. Nada disclaims beneficial ownership of these shares except to the extent of his individual pecuniary interests in these entities. Also includes 254,718 shares subject to immediately exercisable options, of which 4,167 shares were unvested within 60 days of April 1, 2014 and remain subject to our right of repurchase.
(12)	Includes 210,000 shares subject to immediately exercisable options, of which 4,167 shares were unvested within 60 days of April 1, 2014 and remain subject to our right of repurchase.
(13)	Represents the shares included in footnotes (2) through (12). Includes 2,908,349 shares subject to options that are exercisable within 60 days of April 1, 2014, of which 103,343 shares are subject to immediately exercisable options that will be unvested as of such date and remain subject to our right of repurchase.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16 of the Exchange Act requires our directors and certain of our officers, and persons who own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms furnished to us and written representations from these officers and directors, we believe that all Section 16(a) filing requirements were met during 2013, except for a Form 4 for Lorne Abony reporting a stock option granted to him on April 10, 2013, which form was filed on April 22, 2013.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis of compensation arrangements of our executive officers should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. The actual amount and form of compensation and the compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.

The Compensation Committee, comprised of three non-employee and independent members of our Board, oversees our compensation plans and policies, approves the compensation of our executive officers and administers our equity compensation plans. The Compensation Committee’s basic responsibilities are to review the performance of our management in achieving our corporate goals and objectives and to ensure that our executive officers are compensated effectively in a manner consistent with our strategy and competitive practices. This Compensation Discussion and Analysis (“CD&A”) contains a discussion and analysis of the compensation approved by the Compensation Committee and earned by or paid in 2013 to the executive officers named below who are included in the “Summary Compensation Table” below (our “Named Executive Officers”):

•	Niccolo M. de Masi, our President and Chief Executive Officer;

•	Eric R. Ludwig, our Executive Vice President and Chief Financial Officer;

•	Chris Akhavan, our President of Publishing;

•	Matthew Ricchetti, our President of Studios; and

•	Scott J. Leichtner, our Vice President, General Counsel and Corporate Secretary.

In April 2013, our Board designated Mr. Akhavan as one of our executive officers, shortly after he joined Glu.

Compensation Philosophy and Objectives

The Compensation Committee has established a compensation program for executive officers designed to attract individuals with the skills necessary for us to achieve our strategic plan, to motivate those individuals, to reward those individuals fairly over time and to retain those individuals who continue to perform at or above the levels that we expect. It is also designed to reinforce a sense of ownership, urgency and overall entrepreneurial spirit and to link rewards to measurable corporate and, where appropriate, individual performance. We believe that the most effective executive compensation program is one that is designed to reward the achievement of specific long-term and strategic goals, and which aligns executive officers’ interests with those of the stockholders by rewarding performance of established goals, with the ultimate objective of creating stockholder value. The Compensation Committee evaluates compensation to ensure that we maintain the ability to attract and retain talented employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executive officers of our peer companies. To that end, the Compensation Committee believes that executive compensation packages provided by us to our executive officers should include both cash and equity-based compensation that reward performance against established goals.

The Compensation Committee works within the framework of a pay-for-performance philosophy to determine each component of an executive officer’s compensation package based on numerous factors, including:

•	the individual’s particular background and circumstances, including training and prior relevant work experience;

•	the individual’s role with us and the compensation paid to similar persons in the companies represented in the compensation data that the Compensation Committee reviews;

•	the demand for personnel with the individual’s specific expertise and experience at the time of hire or review;

•	performance goals and other expectations for the position, where appropriate;

•	comparison to other executives within our company having similar levels of expertise and experience; and

•	compensation data of peer companies for similar positions.

The Compensation Committee performs at least annually a strategic review of our executive officers’ compensation levels to determine whether they provide adequate incentives and motivation and whether they appropriately compensate our executive officers relative to comparable executive officers in other companies with which we compete for executives. In making compensation decisions related to non-equity incentive compensation, the Compensation Committee gives significant weight to our financial performance relative to our operating plan approved by the Board, and with respect to equity compensation considers the value of existing equity awards held by our executive officers.

Components of Executive Compensation

In 2013, our executive officers were compensated through the following compensation elements, each designed to achieve one or more of our overall compensation objectives:

Component	How Determined	Objective
Base Salary	Market data and scope of the executive’s responsibilities	Attract and retain experienced executives

Non-Equity Incentive (Cash) Bonus Plan	Market data and scope of executive’s responsibility and based on achieving pre-established corporate financial objectives	Motivate executives to achieve our 2013 financial plan and to achieve strategic goals

Long-Term Equity Incentive Awards	Market data, scope of executive’s responsibility and value of existing equity awards	Align interests of our executives with our stockholders

The Compensation Committee views these components of compensation as related but distinct. Although the Compensation Committee reviews total compensation, it does not believe that significant compensation derived from one component of compensation should negate or reduce compensation from other components. The committee determines the appropriate level for each compensation component based on our compensation philosophy. Except as described in this CD&A, the Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation, or among different forms of non-cash compensation. However, our Named Executive Officers have the ability to directly influence our overall performance, so a greater portion of their pay is tied to cash and equity-based incentive programs than is the case for most of our other employees. In addition, the Compensation Committee’s philosophy is to make a greater percentage of an employee’s compensation performance-based as he or she becomes more senior and to keep cash compensation at a competitive level while providing each executive an opportunity to be well rewarded through equity if we perform well over time, consistent with our pay-for-performance culture.

Compensation Consultant

The Compensation Committee’s charter provides that the committee has the authority to retain experts and advisers of its choice to assist the Committee in performing its functions. The committee retained Compensia to perform an analysis to assist the committee in making its decisions in 2012 and 2013 regarding executive officer compensation. The committee selected Compensia as its advisor due to its expertise in executive compensation, particularly with respect to compensation practices of technology companies in the San Francisco Bay Area. In addition, Compensia was already familiar with our executive compensation practices and philosophy since it had been providing executive compensation advice to the committee and our management since our initial public offering in 2007. Compensia provided the following services to the Committee during 2012 and 2013:

•	reviewed and provided recommendations regarding the composition of our peer group, and provided compensation data relating to executives at the selected peer group companies;

•	conducted a comprehensive review of the total compensation arrangements for our executive officers and provided advice on our executive officers’ compensation;

•	conducted a comprehensive review of compensation paid to the members of our board of directors and its committees, and provided advice on our directors compensation program; and

•	updated the Compensation Committee on emerging trends/best practices in the area of executive and board compensation.

In selecting Compensia as its advisor, the Compensation Committee considered the factors required by SEC Rule 10C-1(b)(2)(4) and Nasdaq Rule 5605(d)(3)(D) and certain factors related to Compensia’s independence, including (a) that Compensia did not provide other services to us, except as set forth below; (b) the fact that the $29,730 and $58,138 in fees that we paid to Compensia in 2012 and 2013, respectively, represented less than one percent of Compensia’s total revenues for those years; (c) Compensia’s policies and procedures that are designed to prevent conflicts of interest; and (d) the fact that Compensia had neither any business or personal relationship with any member of the Compensation Committee nor owned any of our stock.

In addition, in 2013, Compensia assisted us in preparing a recommendation to the Compensation Committee with respect to amending our 2007 Equity Incentive Plan to, among other things, increase the aggregate number of shares of common stock authorized for issuance under the plan by 7,200,000 shares, which amendment our stockholders approved at our 2013 Annual Meeting of Stockholders.

Benchmarking

October 2012 Compensation Committee Meeting Setting 2013 Compensation

At the Compensation Committee’s October 4, 2012 meeting at which it established our executive compensation for 2013, Compensia presented a report regarding the compensation for our then-current executive officers, which consisted of Mr. de Masi, Mr. Ludwig and Mr. Leichtner. The Compensia report did not address Mr. Ricchetti’s or Mr. Akhavan’s compensation since neither had yet been hired by Glu. The Compensia report analyzed the compensation of our executive officers based on data from a group of peer companies that had been updated from the group utilized in the prior year. Compensia selected the revised set of peer companies based on the Compensation Committee’s instructions to select companies that reflected our then-current size and profile. Compensia chose companies that had (a) annual revenues that were between approximately $65 million and $150 million, with the average revenues of the peer group companies equaling $116 million (Glu’s revenues for the prior four quarters were $95 million on the net accounting basis that we utilized at the time of the Compensia report before we restated our 2012 financial statements in August 2013), (b) a market capitalization of between approximately $100 million and $1.2 billion, with the average market capitalization of the peer group companies equaling $487 million (Glu’s market capitalization as of the date of the Compensation Committee’s meeting was approximately $282 million) and (c) gross profits of between approximately $50 million and $120 million, with the average gross profits of the peer group companies equaling $85 million. The committee instructed Compensia to use gross profits for the first time in its peer group selection process, in addition to annual revenues and market capitalization, because it believed that this would produce a set of peer companies that more closely resembled our financial profile, since Glu’s gross profit margins of approximately 90% in 2012 (on a net accounting basis) were significantly higher than many of the companies used in the prior year’s peer group. In addition, Compensia placed an emphasis on selecting peer companies that were in the entertainment or software industries and located in the San Francisco Bay Area. Based on these instructions, the peer companies identified by Compensia were as follows (companies listed in bold were also included in the prior year’s set of peer companies):

• Accelrys	• Ellie Mae	• Responsys
• Actuate	• Guidance Software	• Saba Software
• Angie’s List	• Keynote Systems	• Stamps.com
• Bazaarvoice	• LogMeIn	• Vocus
• Brightcove	• Majesco Entertainment	• Yelp
• Carbonite	• OpenTable

In addition, Compensia also provided the Committee with data for three additional companies whose annual revenues, market capitalization and/or gross profits exceeded the criteria above — Take-Two Interactive, THQ and Zynga. Compensia believed that the executive compensation practices of these companies might also be relevant to the committee’s analysis of our executive compensation since their businesses were highly similar to ours and we competed for executive talent with these companies. However, the committee ultimately did not utilize compensation information from these companies due to the fact that they were significantly larger than Glu.

When analyzing the appropriateness of the compensation of Messrs. de Masi, Ludwig and Leichtner, the Compensation Committee reviewed the percentile information set forth in the Compensia report as measured against the peer companies specified above. The committee reviewed this percentile information to determine whether it was compensating these executive officers at a level commensurate with similarly situated executives. The committee did not, however, have specific percentile goals in mind for establishing the compensation of Messrs. de Masi, Ludwig and Leichtner for 2013; the committee’s goal was to balance our stockholders’ interests in paying what was necessary, but not significantly more than necessary, to retain the services of these executives and motivate them to achieve our annual financial plan and individual strategic goals, while conserving cash and equity as much as practicable.

In addition to reviewing the percentile information contained in the Compensia report, the Compensation Committee also considered a number of additional factors in making executive compensation decisions, including our overall performance, each executive officer’s overall performance, the scope of responsibility of each executive officer, the then-current compensation and equity holdings of each executive officer, and the size of the equity grants made to the executive officers in the prior year as a percentage of the total grants made to all Glu employees. In analyzing the data with respect to Mr. Leichtner, the committee took into account the fact that Mr. Leichtner’s compensation was benchmarked against that of top legal officers of the peer companies, many of whom had the title of Senior Vice President or Chief Legal Officer reporting to the Chief Executive Officer, whereas Mr. Leichtner is Vice President and General Counsel reporting to the Chief Financial Officer.

October 2013 Compensation Committee Meeting Setting 2014 Compensation

At the Compensation Committee’s October 3, 2013 meeting, Compensia presented an updated report regarding the compensation for our Named Executive Officers. Compensia’s report analyzed the compensation of our Named Executive Officers based on (a) the Radford High-Tech Executive Survey of primarily public and some private high-technology companies, limited to companies with annual revenues between $50 million and $200 million, and (b) data from an updated group of peer companies. Compensia utilized Radford survey data in addition to peer group data in order to have additional data points against which to benchmark the compensation of Messrs. Akhavan and Ricchetti, as many of the peer companies did not have any executive officer with a similar title or responsibilities. Compensia selected the revised set of peer companies based on the Compensation Committee’s instructions to select companies that better reflected our then-current size and profile and to remove companies utilized in the prior year that no longer were similar to Glu. In addition to again emphasizing the selection of peer companies that were in the entertainment or software industries and located in the San Francisco Bay Area, Compensia chose companies that had (a) annual revenues between approximately $50 million and $200 million, with the 50th percentile of the peer group companies equaling $125 million (Glu’s revenues for the prior four quarters were $101 million, and it had released its most successful title to date, Deer Hunter 2014, a few weeks before the Compensation Committee’s meeting), and (b) a market capitalization of between approximately $27 million and $788 million, with the 50th percentile of the peer group companies equaling $331 million (Glu’s market capitalization as of the date of the Compensation Committee’s meeting was approximately $207 million, but had recently significantly increased following the launch of Deer Hunter 2014). Furthermore, Compensia broadened the scope of performance measures it utilized in selecting Glu’s peer companies in an effort to improve the quality of the peer group and provide the committee with additional data when making executive compensation decisions. In addition to again utilizing gross margin in its analysis, Compensia also chose companies based on their one-year and three-year revenue growth, operating margin and EBITDA margin. Glu’s one-year and three-year revenue growth was in the 55th percentile and 19th percentile, respectively, compared to its peer companies, its one-year and three-year operating margin was in the 58th percentile and 75th percentile, respectively, compared to its peer companies, its one-year and three-year EBITDA margin was in the 24th percentile and 11th percentile, respectively, compared to its peer companies and its one-year and three-year operating margin were each in the 13th percentile compared to its peer companies. The peer companies identified by Compensia, based on the Compensation Committee’s instructions, were as follows (companies listed in bold were also included in the prior year’s set of peer companies):

• Accelrys	• Ellie Mae	• Marchex
• Actuate	• Guidance Software	• Responsys
• Bazaarvoice	• iPass	• Spark Networks
• Brightcove	• Keynote Systems	• Stamps.com
• Callidus Software	• LogMeIn	• Vocus
• Carbonite	• Majesco Entertainment

The Compensation Committee used the October 2013 report prepared by Compensia to assist it in determining the stock options and restricted stock units awarded to the Named Executive Officers in October 2013, as well as Messrs. de Masi’s, Ludwig’s and Leichtner’s salary increases, each of which are discussed in further detail below.

We believe that, given the industry in which we operate and the corporate culture that we have created, the executive compensation levels that we have established are generally sufficient to retain our existing executive officers and to hire new executive officers when and as required.

Base Salary

The committee reviews executive salaries annually, typically in the fourth quarter, and adjusts them as appropriate to reflect changes in executive compensation trends in the peer group companies, individual performance and responsibility, prior experience, salary history and the mix between short- and long-term incentives, as well as cash and equity compensation. In instances where an executive officer is uniquely key to our success or has a role that does not exactly match any benchmarked data, the committee also considers these factors. If an executive is promoted during the year, his base salary may be increased at the time of promotion to reflect the increased responsibilities.

The Compensation Committee fixes executive officer base salaries at a level it believes enables us to hire and retain individuals in a competitive environment and to reward satisfactory individual performance and a satisfactory level of contribution to our overall business goals. The committee’s philosophy is to make a greater percentage of an executive’s compensation performance-based as he or she becomes more senior and to keep cash compensation to the minimum competitive level while providing the executive the opportunity to be well rewarded through equity if we perform well over time, consistent with our pay-for-performance culture. Where applicable, the Compensation Committee takes into account the benchmarking information provided by Compensia. The committee may also take into account the base compensation payable by other companies it believes we generally compete with for executive officer talent. The base salaries of executive officers are determined at the time of hiring by evaluating the responsibilities of the position held and the experience and performance of the individual. For establishing annual base salaries for Messrs. de Masi, Ludwig and Leichtner for 2013, the committee targeted payment equal to approximately the 25th percentile of Glu’s peer companies.

We believe that, given the industry in which we operate and the corporate culture that we have created, the executive compensation levels that we have established are generally sufficient to retain our existing executive officers and to hire new executive officers.

The table below sets forth the annual salaries for each of Named Executive Officers for 2012 compared to 2013. Salaries for 2013 were effective on October 6, 2012.

Named Executive Officer	2012 Salary		2013 Salary
Niccolo M. de Masi	$350,000		$350,000
Eric R. Ludwig	275,000		275,000
Chris Akhavan	—	(1)	260,000
Matthew Ricchetti	260,000		260,000
Scott J. Leichtner	235,000	(2)	235,000

(1)	Mr. Akhavan joined us in April 2013.
(2)	In April 2012, the committee increased Mr. Leichtner’s annual base salary from $205,000 to $225,000 in connection with his designation as an executive officer. In October 2012, the committee further increased Mr. Leichtner’s annual base salary to $235,000 as part of the committee’s annual review of executive officer compensation.

The committee decided to keep the 2013 base salaries of Messrs. de Masi, Ludwig and Leichtner at their 2012 levels. The committee believed that, since we were transitioning our business to a games-as-a-service model and we were not profitable, it was not appropriate to increase the base salaries of these executive officers. Instead, the committee believed that if management successfully executed on our 2013 plan, these executive officers would be rewarded through our 2013 Executive Bonus Plan, payments under which were tied to our achieving certain non-GAAP revenues and Adjusted EBITDA targets, as discussed below. The report prepared by Compensia for the Compensation Committee’s October 4, 2012 meeting indicated that the annual base salary for each of Messrs. de Masi and Leichtner were at or slightly below the 25th percentile compared to our peer group companies, while the annual base salary for Mr. Ludwig was at about the 40th percentile compared to our peer group companies. In addition, the committee noted that Mr. de Masi at that time had not received an increase to his base salary since he was hired in December 2009 and Mr. Ludwig had last received a salary increase in December 2009.

Each of Mr. Ricchetti’s and Mr. Akhavan’s annual base salary of $260,000 was determined in connection with their respective hiring as our President of Studios in October 2012 and President of Publishing in April 2013, and is set forth in their respective employment offer letter. In determining the appropriateness each of Mr. Ricchetti’s and Mr. Akhavan’s annual base salary, the Compensation Committee considered a number of factors, including the annual base salaries of our other executive officers, the recommendation of our management, the compensation level that would be necessary to enable us to retain the services of these executives and the general experience and knowledge of the committee members with respect to the compensation of public company executive officers in the San Francisco Bay Area.

Cash Bonuses under Our Non-Equity Incentive Plans

The Compensation Committee designs our non-equity executive bonus plans to focus management on, and reward them for, achieving key corporate financial objectives. The committee uses cash bonuses to reward performance achievements with a time horizon of one year or less, and uses benchmarking to determine the amount necessary to match our competitors for executive talent.

2013 Executive Bonus Plan — Messrs. de Masi, Ludwig, Ricchetti and Leichtner

Our 2013 Executive Bonus Plan, which was adopted by the Compensation Committee in December 2012, linked executive officer bonuses to our achieving certain financial goals designed to be closely aligned with achieving profitability under our strategy of creating free-to-play games for smartphones based primarily on our own intellectual property. All of the Named Executive Officers were eligible to participate in the 2013 Executive Bonus Plan, other than Mr. Akahvan who was not an employee of Glu at the time of its adoption. Mr. Akhavan instead participated in a separate bonus plan created for him following the commencement of his employment with Glu, as explained in further detail below.

The 2013 Executive Bonus Plan provided for a maximum annual bonus equal to a percentage of the executive officer’s current annual base salary. The committee did not increase Mr. de Masi’s or Ludwig’s target percentage from 2012 levels, which were 100% and 75% of base salary, respectively, since each of them had received target percentage increases the prior year and the committee felt that their current bonus target percentages were appropriate given the company’s performance. Mr. de Masi’s total target cash compensation (annual salary plus bonus payout at the target level) was at approximately the 45th percentile compared to our peer group companies, while Mr. Ludwig’s total target cash compensation was at approximately the 65th percentile compared to our peer group companies. In general, the committee targeted total target cash compensation for Glu’s executive officers at approximately the 50th percentile of Glu’s peer companies. In addition, the committee did not change Mr. Leichtner’s bonus target percentage, which placed him at approximately the 25th percentile compared to our peer group companies. The committee believed that this was appropriate given the fact that Mr. Leichtner was less senior in title than many of the company’s peer group’s top legal officers. Mr. Ricchetti’s annual bonus target percentage for 2013 was fixed in his offer letter. The 2013 targets and maximum bonuses are set forth below.

Named Executive Officer	2012 Target Percentage	2013 Target Percentage	2013 Maximum Percentage	2013 Salary		2013 Target Bonus	2013 Maximum Bonus	Actual Bonus Earned
Niccolo M. de Masi	100%	100%	200%	$385,000	(1)	$385,000	$770,000	$0
Eric R. Ludwig	75%	75%	150%	$302,500	(1)	$226,875	$453,750	$0
Matthew Ricchetti	100%	100%	150%	$260,000		$260,000	$390,000	$0
Scott J. Leichtner	35%	35%	52.5%	$246,750	(1)	$86,363	$129,544	$0

(1)	At its October 3, 2013 meeting, the Compensation Committee increased the annual base salaries of Messrs. de Masi, Ludwig and Leichtner to these amounts, effective as of October 4, 2013. The bonuses payments for each of these Named Executive Officers would have been calculated utilizing these new base salary amounts, prorated for the portion of 2013 that they were in effect, had these Named Executive Officers earned a bonus under the 2013 Executive Bonus Plan.

In light of the developments in our business, industry and financial position, the Compensation Committee felt that the annual bonus under our 2013 Executive Bonus Plan should be based on our executive officers’ success as a team in achieving corporate financial goals that were closely aligned with our strategic goals. The committee believed it preferable to base the annual bonuses under our 2013 Executive Bonus Plan on objective measures that reflected the achievement of significant corporate financial goals, rather than the achievement of more subjective individual goals that were not correlated as precisely with our overall success. The committee chose non-GAAP revenues and Adjusted EBITDA because it believed that these measures would best reflect whether we had demonstrated measurable success in achieving our 2013 operating plan. The committee believed that significantly increasing revenues from the prior year would be the best way to increase stockholder value, but that we needed to achieve that growth without significantly increasing operating expenses, so that we could potentially generate positive Adjusted EBITDA for 2013. Consistent with prior years, the committee decided to use non-GAAP, rather than GAAP, revenues because GAAP accounting rules require that we recognize certain revenues over a number of months and defer them into future periods, and the committee believed that non-GAAP revenues would be a better indicator of our success during 2013. The committee decided to use Adjusted EBITDA, rather than GAAP profit/(loss), because GAAP accounting rules require that we take into account various non-cash expenses that do not reflect whether the company was generating cash. In addition, our GAAP profit/(loss) is significantly impacted by the quarterly fair value measurements we make for the contingent consideration that we issued in connection with our acquisition of Blammo in August 2011, and such fair value measurements do not reflect the underlying performance of our core business. Finally, the committee decided to award bonuses annually because it believed that a more long-term orientation was appropriate given the uncertainty and unpredictability of operations in a small company in an uncertain economic and industry environment; the committee believed that management should not be rewarded for one or two successful quarters if performance for the entire year did not meet or exceed our annual targets.

For each of the executive officers, the non-GAAP revenues target was $102.5 million and the Adjusted EBITDA target was $2.5 million (the “Minimum Thresholds”). The non-GAAP revenue target was based on the net revenue accounting methodology that Glu utilized prior to our restatement in August 2013 when we began accounting for revenues on a gross basis. We defined Adjusted EBITDA as non-GAAP operating income/(loss) less depreciation. No bonuses would be paid with respect to a goal unless we achieved the Minimum Thresholds. The committee established the Minimum Thresholds in December 2012, and these Minimum Thresholds were 5% higher than these measures were established for our 2013 annual operating plan approved by our Board in December 2012.

Our 2013 Executive Bonus Plan provided that, for each of Messrs. de Masi, Ludwig and Leichtner, 50% of his bonus would be based on the extent to which we achieved our non-GAAP revenues target and 50% would be based on the extent to which we achieved our Adjusted EBITDA goal, with each component of the bonus evaluated independently of the other. For Mr. Ricchetti, 70% of his bonus would be based on the extent to which we achieved our non-GAAP revenues target and 30% would be based on the extent to which we achieved our Adjusted EBITDA goal, with each component of the bonus evaluated independently of the other. A greater percentage of Mr. Ricchetti’s bonus was linked to our non-GAAP revenues since he oversees all of our product development activities and is primarily responsible for the timely launch and overall success of our games.

If we achieved a goal at the Minimum Threshold, then each participating executive would have received a bonus equal to 50% of his target bonus amount. Accordingly, if we achieved both the non-GAAP revenues goal and the Adjusted EBITDA goal at a level equal to the Minimum Threshold, then each participating executive would have received a bonus that equaled 100% of his target bonus. In addition, the 2013 Executive Bonus Plan enabled the participating executives to earn a bonus for over-achieving either of the components; for every $1 million by which we exceeded the non-GAAP revenues target, the executive could earn another 5% of his target bonus, and for every $666,666 by which we exceeded the Adjusted EBITDA goal, the executive could earn another 5% of his target bonus. However, in no event could Mr. de Masi or Mr. Ludwig have received a bonus that exceeded 200% of his target bonus amount, and in no event could Mr. Ricchetti or Mr. Leichtner have received a bonus that exceeded 150% of his target bonus amount.

For 2013, we achieved non-GAAP revenues of $113.4 million (which was non-GAAP net revenues of $86.8 million, calculated on the non-GAAP net revenue accounting basis that was used to determine whether the target had been met) and Adjusted EBITDA of $(2.3) million, both of which were below the Minimum Thresholds. Accordingly, none of the Messrs. de Masi, Ludwig, Ricchetti or Leichtner earned a bonus under the 2013 Executive Bonus Plan.

2013 Executive Bonus Plan for Chris Akhavan

Since Mr. Akhavan was not a Glu employee at the time the Compensation Committee adopted the 2013 Executive Plan, the committee, based on Mr. de Masi’s recommendation, approved a bonus plan specific to him subsequent to his hiring (the “Akhavan Bonus Plan”), which covered the period from July 1, 2013 through December 31, 2013 (the “Plan Period”). The committee believed it would not be equitable for Mr. Akhavan to be subject to the targets of the 2013 Executive Bonus Plan, as at the time of Mr. Akhavan’s hiring in April 2013, the company appeared to be unlikely to be able to meet the Minimum Thresholds. Accordingly, the committee believed that Mr. Akhavan should be given a reasonable opportunity to earn a bonus for the second half of 2013 given that his performance would directly impact the company’s success during such time.

Bonus payments for the Plan Period were determined by whether, and the extent to which, (a) we achieved our non-GAAP net revenues target for the Plan Period and (b) Mr. Akhavan achieved his Management by Objective (“MBO”) goals for the Plan Period. Mr. Akhavan’s MBOs were established by Mr. de Masi in consultation with Mr. Akhavan and consisted of specific goals in his primary areas of responsibility: Glu’s third-party publishing business, including product launches and new deals signed (20% of his MBO goal); user acquisition and advertising, including improved return on investment and experimentation with new platforms (15% of his MBO goal); Android and cross-platform initiatives (10% of his MBO goal); central services, including business analytics roadmap and support for our games-as-a-service platform (10% of his MBO goal); sales initiatives, including featuring on key distribution platforms during 2013 (10% of his MBO goal); Asia initiatives, including both first and third party goals (20% of his MBO goal); and planning for 2014 (15% of his MBO goal).

Mr. Akhavan earned $180,219 in base salary in 2013 (based on an annual salary of $260,000 and his April 22, 2013 start date). Mr. Akhavan’s target bonus was 100% of this amount, and he could earn a bonus of up to 200% of this amount, or $360,438. The Akhavan Bonus Plan provided that Mr. Akhavan’s bonus would be earned as follows: (a) he would earn a bonus of 60% of his 2013 salary if we achieved non-GAAP net revenues of $47.4 million, which was equal to our Board approved annual operating plan for the Plan Period; and (b) he could earn up to an additional 40% of his 2013 salary if he fully achieved his MBO goals. In addition, Mr. Akhavan had the opportunity to earn up to an additional 100% of his prorated 2013 salary if we generated $54.9 million in non-GAAP net revenues during the Plan Period, with Mr. Akhavan earning an additional 6.67% of his prorated 2013 salary for each $0.5 million that our non-GAAP net revenues exceed our Board approved annual operating plan of $47.4 million during the Plan Period. However, there was no prorated payment for achievement between $0.5 million increments. The MBO and non-GAAP net revenues components were calculated independently. As such, if Mr. Akhavan earned a bonus with respect to one component but not the other, Mr. Akhavan would have received his bonus with respect to the achieved component.

Mr. Akhavan’s target bonus based on the revenues component was $108,131 and his target bonus based on the MBO component was $72,088. Since we achieved non-GAAP net revenues of $50.1 million during the Plan Period, which exceeded the target by $2.7 million, Mr. Akhavan earned an additional 33.4% of his 2013 salary. Accordingly, Mr. Akhavan earned $168,000 of his bonus based on the Non-GAAP net revenues goal. The Compensation Committee, based on the recommendation of Mr. de Masi, determined that Mr. Akhavan achieved his MBOs at 90% of target. Therefore, Mr. Akhavan earned $64,800 of his bonus related to his MBOs. Accordingly, Mr. Akhavan earned a total 2013 bonus of $232,800.

Schedule A to this proxy statement contains a reconciliation of each non-GAAP measure to the most comparable GAAP measure for each of Non-GAAP Revenues, Non-GAAP net revenues and Adjusted EBITDA.

Equity Compensation

We use initial and refresh equity awards to reward long-term performance, with strong corporate performance and extended executive officer tenure producing potentially significant value for each executive officer. Generally, a significant equity award is made in the year when an executive officer joins Glu. This grant is made within our written guidelines for new hire grants, consistent with the executive officer’s position and considering also the benchmarked data provided by Compensia. The size of each award is generally set at a level that the Compensation Committee deems appropriate to create a meaningful opportunity for significant equity compensation and is based upon the grant guidelines, the data contained in the reports prepared by Compensia, the individual’s position with us and the individual’s potential for future responsibility and promotion. The relative weight given to each of these factors varies from individual to individual at the committee’s discretion. The committee may make adjustments to the size of the awards that it deems reasonable to attract candidates. These initial awards vest over four years, and no shares vest before the one year anniversary of the executive’s employment. The committee generally spreads the vesting of our equity over four years to both retain the executive officers and to compensate them for their contribution over a number of years.

In 2013, we began awarding restricted stock units (“RSUs”), in addition to stock option grants, to our employees generally, including the Named Executive Officers. The Compensation Committee decided to begin awarding a mix of options and RSUs because generally we can use less shares under our equity plans to grant an RSU, which helps reduce our “burn rate” (the number of shares subject to equity awards granted in the fiscal year, divided by the total shares outstanding at the end of the fiscal year) under our equity plans while still providing the executive with approximately the same value that he would have received if he were awarded a stock option. Additionally, the committee believed that RSUs would have more retentive value for our executives than stock options, as RSUs will always provide value to the executive as they vest, regardless of the trading price of our common stock, which has historically been highly volatile.

In June 2013, the Compensation Committee awarded each of Mr. Akhavan and Mr. Ricchetti an RSU covering 25,000 shares of our common stock and an option to purchase 50,000 shares of our common stock under our 2007 Equity Incentive Plan (the “2007 Plan”). The RSUs vest as to 25% of the shares on August 15, 2014, with the remaining 75% of the shares vesting in equal quarterly installments beginning November 15, 2014 and quarterly thereafter. The option grants have an exercise price of $2.43 per share and vest with respect to 25% of the underlying shares on June 11, 2014 and as to 1/48th of the underlying shares of common stock monthly thereafter. The committee approved these equity awards to Mr. Ricchetti because we agreed in his offer letter to grant him a refresh stock option grant of 100,000 shares in 2013 at the time of our annual refresh program for non-executive employees. However, since the committee had decided to award both stock options and RSUs to our executives, we and Mr. Ricchetti agreed that he would receive the above awards in lieu of the 100,000 share option grant, as they were of relatively equal value. In addition, Compensia had previously recommended to the committee at its April 29, 2013 meeting that when granting a mix of RSUs and options to executives, it should grant two stock options for every one RSU in order to deliver appropriate value given our then-current stock price. The committee approved the June 2013 equity awards to Mr. Akhavan based on the recommendation of Mr. de Masi, who wanted to align his equity compensation with that of Mr. Ricchetti, who is our other President.

On October 3, 2013, in connection with its annual review of executive officer compensation, the Compensation Committee granted the following equity awards to our Named Executive Officers:

Named Executive Officer	Options(1)	RSUs(2)
Niccolo M. de Masi	267,000	347,000
Eric R. Ludwig	138,000	180,000
Chris Akhavan	89,145	115,855
Matthew Ricchetti	89,145	115,855
Scott Leichtner	54,357	70,643

Total(3):	637,647	829,353

(1)

Each of these stock options has a six-year term, an exercise price of $2.91 (the closing price of our common stock on October 8, 2013, which was the grant date) and vests with respect to 25% of the underlying shares on the October 8, 2014 and as to 1/ 48th of the shares monthly thereafter. The value of these grants for financial statement reporting purposes is reflected in the “Grants of Plan-Based Awards in 2013” table below.

(2)	Each of these RSUs vests with respect to 25% of the shares on November 15, 2014 and the remaining 75% of the shares vest in equal quarterly installments beginning February 15, 2015 and quarterly thereafter. The value of these grants for financial statement reporting purposes is reflected in the “Grants of Plan-Based Awards in 2013” table below.
(3)	These option grants represent approximately 23.7% of the total number of options that we awarded to all employees in 2013, and these RSUs represent approximately 30.2% of the total number of RSUs that we awarded to all employees in 2013.

In determining the size of the awards, the Compensation Committee sought to target the 75th percentile for equity awards in light of the fact that the committee targeted the 25th percentile for base pay and the 50th percentile for target total cash compensation. In addition, the committee considered the information contained in Compensia’s October 2013 report, which included an analysis of the Black-Scholes value of the unvested equity awards then held by each Named Executive Officer. The Compensia report illustrated that the value of the stock options granted to each of Messrs. de Masi, Ludwig and Leichtner during 2012, based on this Black-Scholes analysis, was at or below the 25th percentile measured against the Radford survey data and Glu’s peer companies. However, the committee recognized that it would be difficult to provide large enough grants to the Named Executive Officers to provide value equal to approximately the 75th percentile of Glu’s peer companies without incurring significant dilution. The committee elected to address this by (1) weighting the grants to the Named Executive Officers more heavily towards RSUs rather than options and (2) providing equity grants that were equal to approximately the average value of the 50th and 75th percentile awards based on an assumed $2.90 stock price for Glu. In determining the size of the awards to Mr. Akhavan and Mr. Ricchetti, the committee took into account the size of the awards these executives had received in June 2013.

The committee believed that the awards to the Named Executive Officers were merited based on the relative success that these executive officers had achieved during 2013 in executing our transition to becoming a games-as-a-service company, particularly in the second half of the year, and the Compensation Committee wished to ensure that these executive officers were properly incented to remain with us and were focused on achieving our long-term strategic goals and creating stockholder value. The committee also took note of the fact that each of the Named Executive Officers, other than Mr. Akhavan, appeared at the time to be unlikely to receive a cash bonus for 2013. Finally, the committee considered the company’s anticipated “burn rate” during 2013 relative to Institutional Shareholder Service’s annual burn rate cap applicable to Glu of 7.26%.

Matthew Ricchetti’s Offer Letter

The Compensation Committee approved our October 8, 2012 offer to Mr. Ricchetti to join us as our President of Studios. The offer letter provided the following compensation terms for Mr. Ricchetti: (a) an annual base salary of $260,000, (b) a target bonus of 100% of his base salary for 2013, (c) a $110,000 sign on bonus, earned monthly in 12 equal installments, (d) a stock option grant of 300,000 shares, which was granted on November 13, 2012 at an exercise price of $2.26 per share; and (e) an additional stock option grant of 100,000 to be granted in April 2013. The committee approved these compensation terms based on its general knowledge of executive compensation in the San Francisco Bay Area and the advice of Mr. de Masi, who believed that such terms were necessary to attract Mr. Ricchetti to our company from one of our competitors and believed that the hiring of Mr. Ricchetti was critical to our efforts to improve the monetization of its games. In addition, the committee took into account the fact that Mr. Ricchetti’s title as President of Studios was more senior than that of our other officers other than Mr. de Masi and Mr. Ludwig, and, as such, the Committee believed it was appropriate for his base salary to be approximately halfway between the base salaries of Mr. Ludwig and our former Chief Technology Officer, Kal Iyer.

In addition, in April 2013, the committee approved a change of control severance agreement for Mr. Ricchetti with the same terms as Mr. Leichtner and Mr. Iyer, as set forth in greater detail below. The committee believed it was important for the retention of Mr. Ricchetti to provide him with the same severance arrangements as our other executive officers.

Chris Akhavan’s Offer Letter

The Compensation Committee approved our March 14, 2013 offer to Mr. Akhavan to join us as our President of Publishing. The offer letter provided the following compensation terms for Mr. Akhavan: (a) an annual base salary of $260,000, (b) a target bonus of 100% of his base salary for 2013, pro-rated based on his start date, (c) a $100,000 sign on bonus, earned monthly in 12 equal installments, (d) a stock option grant of 300,000 shares, which was granted on May 14, 2013 under our 2008 Equity Inducement Plan at an exercise price of $2.74 per share; and (e) a change of control severance agreement on the terms set forth below. The committee approved these compensation terms based on the compensation of Mr. Ricchetti, our other President, and the advice of Mr. de Masi, who believed that such terms were necessary to attract Mr. Akhavan to Glu and believed that hiring Mr. Akhavan was critical to our efforts to improve user acquisition and to oversee the worldwide distribution of our games.

Risk Analysis of Performance-Based Compensation Plans

The Compensation Committee believes that, although a significant portion of total target compensation provided to our executive officers is performance based, our executive compensation programs do not encourage excessive and unnecessary risk-taking. The design of these compensation programs is intended to encourage our executive officers to remain focused on both our short-and long-term financial goals in several key respects. For example, our 2013 Executive Bonus Plan included financial goals that were closely aligned with our business strategy and 2013 operating plan; the committee believed that if our executive officers were able to achieve these goals, it would result in company-wide success and create stockholder value. In addition, the 2013 Executive Bonus Plan did not contain any individual goals, since the committee believed it preferable to have the annual bonuses for our executives based on objective measures that reflected the achievement of significant corporate financial goals, rather than more subjective individual contributions that were not correlated as precisely with our overall success. Our 2013 Executive Bonus Plan also capped potential bonuses at 200% of the target awards, which we believe limits the incentive for excessive risk taking by our executives. Finally, as with prior years, all equity awards granted to our executive officers in 2013 vest over four years encouraging executive officers to focus on sustained stock price appreciation over the long term.

Severance and Change of Control Payments

Each of the Named Executive Officers has an agreement with us that provides for payments and benefits if the individual is terminated under certain circumstances within 12 months following a change of control of Glu (a “double trigger” termination). In addition, Mr. de Masi’s employment agreement provides for payments and benefits if he is terminated under certain circumstances in the absence of our change of control. For a description of these agreements and quantification of these severance and change of control benefits, please see the discussion under “Payments Upon Termination or Change in Control” below. Other than as set forth in these agreements, no executive officer is entitled upon termination to either equity vesting acceleration or cash severance payments.

The Compensation Committee decided to provide these arrangements to mitigate some of the risk that exists for executives working in a small public company, an environment where there is a meaningful likelihood that we may be acquired. These arrangements are also intended to mitigate a potential disincentive for executives to consider and execute on an acquisition where the acquirer may not require the services of these executives following the acquisition.

The Compensation Committee decided to provide Mr. de Masi with severance benefits in the absence of a change in control transaction to secure his service as our President and Chief Executive Officer; the committee believed that such an arrangement was necessary to attract and retain a qualified candidate who would likely have employment alternatives available to him that may have appeared to be less risky absent such an arrangement.

Other Benefits

Executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life, disability, and accidental death and dismemberment insurance and our employee stock purchase plan and 401(k) plan, in each case on the same basis as other employees. As part of our cost-reduction efforts, in February 2009 we indefinitely suspended our 401(k) match for U.S. employees, which includes all of our current executive officers. We also provide other paid holidays to most of our employees that are comparable to those provided at peer companies. Although our executive officers also receive such paid holidays, as of July 2009 as part of cost-reduction efforts, they no longer accrue vacation time which, if already accrued but unused, is paid to them when their employment with us terminates. There were no special benefits or perquisites provided to any executive officer in 2013.

Clawback Policy (Recovery of Incentive Compensation Policy)

The Compensation Committee has not adopted a policy with respect to whether we will retroactively adjust any cash- or equity-based incentive compensation paid to executive officers (or others) where the payment was predicated upon achieving financial results that were subsequently the subject of a restatement. The committee has considered adopting such a policy but believes that this issue would be best addressed when and if the need actually arises, after all of the facts regarding the restatement are known or regulations governing clawbacks are adopted.

Role of Executive Officers in Compensation Decisions

For compensation decisions relating to executive officers other than our Chief Executive Officer, the Chief Executive Officer, as the manager of the executive team, except Mr. Leichtner, assesses each individual’s contributions to their respective goals and makes a recommendation to the Compensation Committee regarding any merit-based adjustment to salary, the amount of cash bonus and bonus level for the coming year and replenishment stock option or other equity compensation grant. With respect to compensation decisions for Mr. Leichtner, both Mr. Ludwig, who is Mr. Leichtner’s manager, and Mr. de Masi make recommendations to the Compensation Committee. The committee evaluates, discusses and modifies or approves these recommendations and conducts a similar evaluation of our Chief Executive Officer’s contributions to corporate goals and his overall performance in managing the company. Our Chief Executive Officer (and Chief Financial Officer in the case of Mr. Leichtner) bases his recommendations in part upon annual performance reviews of our executive officers. Committee meetings during 2013 typically included, for all or a portion of each meeting, not only the Compensation Committee members but also the Chairman of the Board, our Chief Executive Officer, our Chief Financial Officer and our Vice President and General Counsel and, on certain occasions, representatives from Compensia. Any executive officer attending a Compensation Committee meeting excused himself for those portions of the meeting in which his own compensation or performance was discussed or considered.

Equity Granting Policy

Equity awards may be granted by either the Compensation Committee or our Stock Option Administration Committee, which is currently comprised of our Chief Executive Officer, our Chief Financial Officer and our Vice President and General Counsel. The Compensation Committee has delegated authority to our Stock Option Administration Committee to grant equity awards to employees who are not executive officers and do not report to the Chief Executive Officer, up to a certain number of shares per individual, as specified by the committee. For the Stock Option Administration Committee to act, our Chief Executive Officer and at least one other member of the committee must vote. The Stock Option Administration Committee reports to the Compensation Committee awards approved by the Stock Option Administration Committee promptly after any such approvals.

Equity awards are typically granted on regularly scheduled Stock Option Administration Committee meetings held, or unanimous written consents approved, on the second Tuesday of each month. The only exceptions are for new hire or promotion grants that require Compensation Committee approval, which grants are generally approved at or around the time the individual is hired or promoted, or for new hire awards made to individuals in connection with an acquisition. The Stock Option Administration Committee does not have discretion to set other grant dates for awards made pursuant to its delegated authority. Our annual performance-related awards for our executive officers are currently made at the Compensation Committee meeting held during our fourth quarter, at which the Compensation Committee reviews executive compensation for the upcoming year.

Other than as described in this CD&A and under the sections in this proxy statement titled “Director Compensation,” we do not have any program, plan or obligation that requires us to grant equity compensation on specified dates.

The exercise price of a newly granted option (i.e., not an option assumed or substituted in connection with a corporate transaction) is the closing price of our common stock on the date of grant.

Tax and Accounting Treatment of Compensation

In designing our compensation programs, the Compensation Committee considers the financial accounting and tax consequences to us, as well as the tax consequences to our employees. We account for equity compensation paid to our employees under the rules of FASB ASC Topic 718 (formerly SFAS 123R), which requires us to estimate and record an expense for each equity compensation award over the service period of the award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued. Management considers the FASB ASC Topic 718 cost of outstanding equity awards as part of our equity grant recommendations to the Compensation Committee.

Section 162(m) of the Internal Revenue Code places a limit of $1 million on the amount of compensation that we may deduct in any one year with respect to our Chief Executive Officer and each of our three most highly paid executive officers other than the Chief Financial Officer. There is an exception to the $1 million limitation for performance-based compensation meeting certain requirements. To qualify for the exemption, we asked our stockholders to approve a limit under our 2007 Equity Incentive Plan on the maximum number of shares that may be granted to a participant in any calendar year. Because this limit was adopted (and subsequently increased by stockholder vote at our 2011 Annual Meeting of Stockholders), any compensation deemed paid to an executive officer when he or she exercises an option with an exercise price that is at least equal to the fair market value of the option shares on the grant date should qualify as performance-based compensation and should not be subject to the $1 million deduction limitation. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy requiring all compensation to be deductible. However, to date we have not exceeded the $1 million limit for any executive officer. Moreover, exceeding that limitation may not result in the current payment of increased federal income taxes due to our net operating loss carryforwards and the fact that we have not achieved sustained profitability.

Notwithstanding Section 162(m) of the Internal Revenue Code, discussed above, we anticipate that all cash compensation and compensation attributable to RSUs paid by us will be tax deductible. However, with respect to stock option grants, while any gain recognized by an employee from a nonstatutory option should be deductible, if an option is an incentive stock option, we will not be able to deduct any gain recognized by the employee unless there is a disqualifying disposition by the employee.

We also consider the tax impact to employees in designing our compensation programs, including our equity compensation programs. For example, employees generally control the timing of taxation with respect to stock options but do not control the timing with respect to RSUs in which income is realized upon vesting and settlement. To assist employees (including our executives) in satisfying their tax obligations for RSUs, we currently intend to withhold shares from the vesting RSUs to cover applicable taxes. We structure cash bonus compensation so that it is taxable to our employees at the time it is paid to them.

Advisory Vote on Executive Compensation

At our 2011 Annual Meeting of Stockholders, our stockholders approved, on an advisory basis, the compensation of our named executive officers, as disclosed in the proxy statement for that meeting pursuant to the compensation disclosure rules of the SEC. The Compensation Committee reviewed the final vote results for the proposal (which was approved by more than 98% of those voting, including abstentions), and, given the significant level of stockholder support, we have not made any changes to our executive compensation policies or decisions as a result of the vote. At our 2011 Annual Meeting, our stockholders also approved advisory voting every three years on our executive compensation (the “Say-on-Pay” vote). Accordingly, we are asking our stockholders for their advisory vote on the compensation of our named executive officers at the Annual Meeting — see Proposal No. 2.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Disclosure and Analysis set forth above with Glu’s management. Based on its review and these discussions, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement, which is incorporated by reference into our Annual Report on Form 10-K filed with the SEC on March 14, 2014.

Benjamin T. Smith, IV (Chair)

Lorne Abony

Hany M. Nada

EXECUTIVE COMPENSATION

Please see the section titled “Executive Officers” at the end of Item 1 of our Annual Report on Form 10-K for the year ended December 31, 2013, which accompanies these proxy materials, regarding the identity of our executive officers and their respective business experience.

Summary Compensation Table

The following table shows compensation earned during 2013 by our Named Executive Officers. For information about employment contracts, termination of employment and change-of-control arrangements between us and the Named Executive Officers, see “Potential Payments upon Termination or Change in Control” below.

Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($)		Stock Awards($)(1)(2)	Option Awards($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Total ($)
Niccolo M. de Masi President and Chief Executive Officer	2013	357,479		—		1,009,770	309,640	—	1,676,889
	2012	350,000		—		—	698,250	229,610	1,277,860
	2011	350,000		—		—	796,255	420,000	1,566,255

Eric R. Ludwig Executive Vice President and Chief Financial Officer	2013	280,877		—		523,800	160,039	—	964,716
	2012	275,000		—		—	418,950	135,306	829,256
	2011	275,000		—		—	474,428	247,500	996,928

Chris Akhavan(4)	2013	180,219	(5)	66,667	(6)	397,888	487,016	232,800	1,364,590
President of Publishing

Matthew Ricchetti(7)	2013	260,000		91,667	(9)	397,888	152,786	—	902,341
President of Studios	2012	49,863	(8)	18,333	(9)	—	302,940	—	371,136

Scott J. Leichtner(10)	2013	237,189		—		205,571	63,038	—	505,798
Vice President, General Counsel and Corporate Secretary	2012	223,096		10,000	(11)	—	265,610	46,771	545,477

(1)	Stock Awards represent restricted stock unit awards.
(2)	Amounts shown in this column do not reflect dollar amounts actually received by the officer. Instead, these amounts reflect the aggregate full grant date fair value calculated in accordance with FASB ASC Topic 718. See Note 10 — Stock Option and Other Benefit Plans — in the notes to consolidated financial statements contained in our Form 10-K for the year ended December 31, 2013 for a description of the ASC Topic 718 methodology and assumptions. The number of shares subject to stock options and restricted stock units granted in 2013 to our Named Executive Officers is shown in the “Grants of Plan-Based Awards in 2013” table below.

(3)	The amounts represent total performance-based bonuses that were earned during the given year, and paid in the period after the bonus was earned. For 2013, these bonuses were determined under our 2013 Executive Bonus Plan for Messrs. de Masi, Ludwig, Ricchetti and Leichtner and under an individual bonus plan for Mr. Akhavan. See the “Compensation Discussion and Analysis” section of this proxy statement and the “Grants of Plan-Based Awards in 2013” table below for further information regarding these bonus plans.
(4)	Mr. Akhavan joined us in April 2013.
(5)	Represents salary earned by Mr. Akhavan during 2013. Mr. Akhavan received an annual base salary of $260,000 in 2013.
(6)	Earned pursuant to his offer letter, in which we agreed to pay Mr. Akhavan a sign-on bonus of $100,000 in 12 equal monthly installments.
(7)	Mr. Ricchetti joined us in October 2012.
(8)	Represents salary earned by Mr. Ricchetti during 2012. Mr. Ricchetti received an annual base salary of $260,000 in 2012.
(9)	Earned pursuant to his offer letter, in which we agreed to pay Mr. Ricchetti a sign-on bonus of $110,000 in 12 equal monthly installments.
(10)	Mr. Leichtner joined us in June 2009. He was designated an executive officer in April 2012.
(11)	Represents a cash bonus paid to Mr. Leichtner in connection with his efforts on our acquisition of the DEER HUNTER brand assets from Atari, Inc.

Grants of Plan-Based Awards in 2013

The following table provides information for the Named Executive Officers about equity awards granted during 2013 and cash bonus awards for which they were eligible in 2013 under our 2013 Executive Bonus Plans. All stock options and restricted stock units were awarded under our 2007 Equity Incentive Plan, unless otherwise noted.

	Grant Date		Estimated Future Payouts Under Non- Equity Incentive Plan Awards		All Other Stock Awards; Number of Shares of Stock or Units	Number of Securities Underlying Options Awards	Exercise Price of Option Awards	Grant Date Fair Value of Stock and Option Awards(1)
Name			Target	Maximum
Niccolo M. de Masi(2)	—		$385,000	$770,000	—	—	—	—
	10/08/2013		—	—	—	267,000	2.91	309,640
	10/08/2013		—	—	347,000	—	—	1,009,770
	—
Eric R. Ludwig(2)			226,875	453,750	—	—	—	—
	10/08/2013		—	—	—	138,000	2.91	160,039
	10/08/2013		—	—	180,000	—	—	523,800
Chris Akhavan(3)	—		180,219	360,438	—	—	—	—
	05/14/2013	(4)	—	—	—	300,000	2.74	334,230
	06/11/2013		—	—	—	50,000	2.43	49,405
	06/11/2013		—	—	25,000	—	—	60,750
	10/08/2013		—	—	—	89,145	2.91	103,381
	10/08/2013		—	—	115,855	—	—	337,138
Matthew Ricchetti(2)	—		260,000	390,000	—	—	—	—
	06/11/2013		—	—	—	50,000	2.43	49,405
	06/11/2013		—	—	25,000	—	—	60,750
	10/08/2013		—	—	—	89,145	2.91	103,381
	10/08/2013		—	—	115,855	—	—	337,138
Scott J. Leichtner(2)	—		86,363	129,544	—	—	—	—
	10/08/2013		—	—	—	54,357	2.91	63,038
	10/08/2013		—	—	70,643	—	—	205,571

(1)	Amounts shown in this column do not reflect dollar amounts actually received by the officer. Instead, these amounts reflect the aggregate full grant date fair value calculated in accordance with FASB ASC Topic 718. See Note 10 — Stock Option and Other Benefit Plans — in the notes to consolidated financial statements contained in our Form 10-K for the year ended December 31, 2013for a description of the ASC Topic 718 methodology and assumptions.
(2)	Each of Messrs. de Masi, Ludwig, Ricchetti and Leichtner were eligible to earn a bonus under our 2013 Executive Bonus Plan based on Glu achieving a specified annual non-GAAP revenue target and a specified annual adjusted EBITA target. The “Target” column represents the target bonus that could have been earned by each executive if we achieved the targets at 100% of plan. The “Maximum” column represents the maximum total bonus that could have been earned by an executive, which was capped at 200% of his target bonus amount for Messrs. de Masi and Ludwig and 150% for Messrs. Ricchetti and Leichtner, regardless of the extent to which we exceeded either of the goals. There was no threshold for an executive to earn a bonus under the plan. For more details on our 2013 Executive Bonus Plan, see “Compensation Discussion and Analysis” above.
(3)	Mr. Akhavan was eligible to earn a bonus under his own 2013 Bonus Plan for the period from July 1, 2013 through December 31, 2013 based on Glu achieving a specified non-GAAP net revenue target (60% of the target bonus) and specified management by objectives (MBOs) (40% of the target bonus). Mr. Akhavan was also eligible to earn up to an additional 100% of his 2013 salary, in 6.67% increments, for each $0.5 million that our non-GAAP net revenues exceeded our Board plan. The “Target” column represents the target bonus that could have been earned by Mr. Akhavan if each target was achieved at 100%. The “Maximum” column represents the maximum total bonus that could have been earned by Mr. Akhavan, which was capped at 200% of his target bonus amount, regardless of the extent to which either of the goals was exceeded. There was no threshold for Mr. Akhavan to earn a bonus under the plan. All of the payout amounts are pro rated based on his April 22, 2013 start date. For more details on Mr. Akhavan’s Bonus Plan, see “Compensation Discussion and Analysis” above.
(4)	This option was granted under our 2008 Equity Inducement Plan

Outstanding Equity Awards at the End of 2013

The following table provides information with respect to outstanding stock options held by our Named Executive Officers as of December 31, 2013.

	Option Awards						Stock Awards
	Grant Date		Number of Securities Underlying Options(1)(2)		Option Exercise Price(3)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(4)	Market Value of Shares or Units of Stock That Have Not Vested(5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Name			Exercisable	Unexercisable
Niccolo M. de Masi	01/04/10	(6)	873,958	26,042	1.2100	01/04/16	—	—	—	—
	10/21/10	(7)	263,888	69,445	1.7700	10/21/16	—	—	—	—
	01/03/11	(7)	92,361	24,306	2.0300	01/03/17	—	—	—	—
	10/20/11		257,291	217,709	2.9000	10/20/17	—	—	—	—
	10/09/12		138,541	336,459	3.2900	10/09/18	—	—	—	—
	10/08/13		0	267,000	2.9100	10/18/19	—	—	—	—
	10/08/13		—	—	—	—	347,000	$1,346,707	—	—
Total:

Eric R. Ludwig
	07/20/06		49,453	0	3.9000	07/20/16	—	—	—	—
	09/07/06		49,999	0	10.5300	09/07/16	—	—	—	—
	04/28/08		40,000	0	4.3900	04/28/14	—	—	—	—
	8/7/2009	(8)	37,500	0	1.0700	08/07/15	—	—	—	—
	12/16/09		140,000	0	1.0648	12/16/15	—	—	—	—
	04/08/10		43,333	16,667	0.9900	04/08/16	—	—	—	—
	10/21/10		105,555	27,778	1.7700	10/21/16	—	—	—	—
	01/03/11	(9)	52,777	13,890	2.0300	01/03/17	—	—	—	—
	10/20/11	(9)	154,375	130,625	2.9000	10/20/17	—	—	—	—
	10/09/12		83,125	201,875	3.2900	10/09/18	—	—	—	—
	10/08/13		0	138,000	2.9100	10/18/19	—	—	—	—
	10/08/13		—	—	—	—	180,000	$698,580	—	—
Total:

Chris Akhavan	05/14/13		0	300,000	2.7400	05/14/19
	6/11/2013	(10)	—	—	—	—	25,000	$97,025	—	—
	06/11/13		0	50,000	2.4300	06/11/2019	—	—	—	—
	10/08/13		0	89,145	2.9100	10/18/19	—	—	—	—
	10/08/13		—	—	—	—	115,855	$449,633	—	—
Total:

Matthew Ricchetti	01/13/12		25,000	212,500	2.2600	11/13/18	—	—	—	—
	6/11/2013	(10)	—	—	—	—	25,000	$97,025	—	—
	06/11/13		0	50,000	2.4300	06/11/2019	—	—	—	—
	10/08/13		0	89,145	2.9100	10/18/19	—	—	—	—
	10/08/13		—	—	—	—	115,855	$449,633	—	—
Total:

Scott J. Leichtner	07/14/09		20,000	0	0.9900	07/14/15	—	—	—	—
	04/13/10		27,500	2,500	1.1900	04/13/16	—	—	—	—
	09/28/10		60,937	14,063	1.3400	09/28/16	—	—	—	—
	04/12/11		25,000	12,500	3.7800	04/12/17	—	—	—	—
	04/10/12		20,833	29,167	4.3000	04/10/18	—	—	—	—
	10/09/12		30,625	74,375	3.2900	10/09/18	—	—	—	—
	10/08/13		0	54,357	2.9100	10/18/19	—	—	—	—
	10/08/13		—	—	—	—	70,643	$274,165	—	—

(1)

Except as otherwise described in these footnotes, each option was granted under our 2007 Equity Incentive Plan and vests with respect to 25% of the underlying shares on the first anniversary of the grant date and as to 1/48th of the shares of common stock underlying it monthly thereafter.

(2)	We have entered into the severance agreements described under “— Potential Payments upon Termination or Change in Control” below, which provide for accelerating of vesting of each equity awards made or to be made to our Named Executive Officers if certain events occur following a change of control of Glu, or as to our Chief Executive Officer, absent a change of control.
(3)	Represents the fair market value of a share of our common stock, which is equal to the closing price of our common stock on The NASDAQ Global Market on the grant date, except for the two awards granted to Mr. Ludwig in 2006, which was before our initial public offering, for which the Board determined the fair market value.
(4)	Each award in this column is a restricted stock unit award. Except as otherwise noted, each restricted stock unit vests as to 25% of the total number of shares on November 15, 2014 (the “RSU First Vesting Date”), with the remaining 75% of the shares vesting in equal quarterly installments over the next three years following the RSU First Vesting Date on the same day of each third month (e.g., the first quarterly vesting date will be February 15, 2015, the next quarterly vesting date will be May 15, 2015, etc.); provided, however, that if any portion of the restricted stock unit vests on a date that is a non-trading day on The NASDAQ Stock Market, then the award will vest on the next trading day.
(5)	Represents the product of the number of shares subject to the restricted stock unit that have not vested multiplied by the closing price of our common stock on The NASDAQ Global Market on December 31, 2013, which was $3.881.
(6)	This option was granted under our 2008 Equity Inducement Plan.
(7)

On October 21, 2010, our Compensation Committee approved an award to Mr. de Masi of an option to purchase 450,000 shares of our common stock. However, due to a limitation contained in our 2007 Equity Incentive Plan regarding the number of shares that may be awarded to any employee during a calendar year (the “Plan Grant Limitation”), we were only able to award Mr. de Masi an option to purchase 333,333 shares of our common stock at such time. Due to the Plan Grant Limitation, our Compensation Committee on October 21, 2010 approved a bifurcation of this grant, and Mr. de Masi was awarded the 116,667 share balance of his option award on January 3, 2011, the first trading day of 2011, with the vesting of such award being identical to the option granted on October 21, 2010 (i.e., 25% of the underlying shares vested on October 21, 2011 and 1/ 48th of the underlying shares vest monthly thereafter).

(8)	This option was to vest and become exercisable with respect to 50% of the underlying shares on the date that a new Chief Executive Officer joined us (the “Start Date”) and the remaining 50% of the underlying shares vest and become exercisable on the six-month anniversary of the Start Date. Our Board deemed the appointment of Mr. Miller as our interim President and Chief Executive Officer on December 1, 2009 to be the Start Date, and therefore the option fully vested on May 1, 2010.
(9)

On October 21, 2010, our Compensation Committee approved an award to Mr. Ludwig of an option to purchase 200,000 shares of our common stock. However, due to the Plan Grant Limitation, we were only able to award Mr. Ludwig an option to purchase 133,333 shares of our common stock at such time. Due to the Plan Grant Limitation, our Compensation Committee on October 21, 2010 approved a bifurcation of this grant, and Mr. Ludwig was awarded the 66,667 share balance of his option on January 3, 2011, the first trading day of 2011, with identical vesting to the option granted on October 21, 2010 (i.e., 25% of the underlying shares vested on October 21, 2011 and 1/ 48th of the underlying shares vest monthly thereafter).

(10)	This award vests as to as to 25% of the total number of shares of subject to the restricted stock unit on August 15, 2014 (the “June 2013 RSU First Vesting Date”), with the remaining 75% of the underlying shares vesting in equal quarterly installments over the next three years following the June 2013 RSU First Vesting Date on the same day of each third month (e.g., the first quarterly vesting date will be November 15, 2014, the next quarterly vesting date will be February 15, 2015, etc.); provided, however, that if any portion of the award vests on a date that is a non-trading day on The NASDAQ Stock Market, then the RSU will vest on the next trading day.

Option Exercises and Stock Vested in 2013

The following table shows information about stock option exercises for each of the Named Executive Officers during 2013, including the value realized upon exercise. None of our Named Executive Officers had restricted stock units that vested during 2013. Other than restricted stock units, we have not granted any stock awards (as opposed to other forms of equity compensation) to any of our employees.

Name	Number of Shares Acquired On Exercise	Value Realized On Exercise($)(1)
Niccolo M. de Masi	150,000	420,330
Eric R. Ludwig	225,000	611,832
Chris Akhavan	—	—
Matthew Ricchetti	62,500	88,693
Scott J. Leichtner	—	—

(1)	The value realized on exercise of option awards is calculated as the difference between the price at which the exercised shares were sold (excluding brokerage commissions) and the exercise price of the options.

Pension Benefits and Nonqualified Deferred Compensation

We do not provide any pension benefits or a nonqualified deferred compensation plan to the Named Executive Officers.

Potential Payments upon Termination or Change in Control

Mr. de Masi

In connection with the appointment of Niccolo de Masi as our President and Chief Executive Officer effective as of January 4, 2010, we entered into both an Employment Agreement and a Change of Control Severance Agreement with Mr. de Masi. In connection with its regular executive compensation review, on July 7, 2011, our Compensation Committee approved an amendment to Mr. de Masi’s Change of Control Severance Agreement.

The Employment Agreement provides that should Mr. de Masi terminate his employment based on an “involuntary termination” or be terminated, other than for “cause” or disability, at any time, other than within twelve months after a “change in control transaction,” and Mr. de Masi delivers to us a signed agreement and general release, then Mr. de Masi will be entitled to the following severance benefits:

•	12 months of his then-current annual base salary, payable in lump-sum;

•	his annual bonus for such calendar year, based on the target potential amount, payable in lump-sum;

•

each of his outstanding and not fully vested equity awards shall become vested and exercisable as to an additional 25% of the shares originally subject to each of his outstanding and not fully vested equity awards; and

•	up to 12 months of continuation coverage for him (and any eligible dependents) pursuant to COBRA.

The Change of Control Severance Agreement, as amended, provides that should Mr. de Masi terminate his employment based on an “involuntary termination” or be terminated, other than for “cause” or disability, at any time within 12 months after a “change in control transaction” and Mr. de Masi delivers to us a signed agreement and general release, then Mr. de Masi will be entitled to the same severance benefits set forth above, except that he will receive full vesting with respect to each of his outstanding and not fully vested equity awards.

Mr. Ludwig

On October 10, 2008, we entered into a severance agreement with Eric R. Ludwig, our Executive Vice President and Chief Financial Officer, which was amended on July 7, 2011. Under this agreement, as amended, if Mr. Ludwig terminates his employment based on an “involuntary termination” or be terminated, other than for “cause” or disability, within 12 months after a “change in control transaction,” he would receive 12 months of his then-current annual base salary, payable in lump-sum. Mr. Ludwig would also receive a lump-sum payment of his annual bonus for such calendar year, based on the target potential amount. Additionally, Mr. Ludwig’s then outstanding and unvested equity awards would become fully vested. Finally, Mr. Ludwig would receive reimbursement for up to 12 months of COBRA premiums.

Messrs. Akhavan, Ricchetti and Leichtner

On July 7, 2011, we entered into a change of control severance agreement with Scott Leichtner, our Vice President, General Counsel and Corporate Secretary, on April 1, 2013, we entered into a change of control severance agreement with Matthew Ricchetti, our President of Studios, and on June 3, 2013, we entered into a change of control severance agreement with Chris Akhavan. Each of these agreements provides that if the executive terminates his employment based on an “involuntary termination” or is terminated, other than for “cause” or disability, within 12 months after a “change in control transaction,” he would receive six months of his then-current annual base salary, payable in lump-sum. Each officer would also receive 50% of his annual bonus for such calendar year, based on the target potential amount. Additionally, each officer would receive an additional 36 months of vesting with respect to each of his then outstanding and not fully vested equity awards. Finally, each officer would receive reimbursement for up to six months of COBRA premiums.

The following are the definitions generally used in the severance agreements and retention arrangements described for the Named Executive Officers above:

“Cause” is defined to mean (1) the executive’s committing an act of gross negligence, gross misconduct or dishonesty, or other willful act, including misappropriation, embezzlement or fraud, that materially adversely affects us or any of our customers, suppliers or partners, (2) his personal dishonesty, willful misconduct in the performance of services for us, or breach of fiduciary duty involving personal profit, (3) his being convicted of, or pleading no contest to, any felony or misdemeanor involving fraud, breach of trust or misappropriation or any other act that our Board reasonably believes in good faith has materially adversely affected, or upon disclosure will materially adversely affect, us, including our public reputation, (4) any material breach of any agreement with us by him that remains uncured for 30 days after written notice by us to him, unless that breach is incapable of cure, or any other material unauthorized use or disclosure of our confidential information or trade secrets involving personal benefit or (5) his failure to follow the lawful directions of our Board or, if he is not the Chief Executive Officer, the lawful directions of the Chief Executive Officer, in the scope of his employment unless he reasonably believes in good faith that these directions are not lawful and notifies our Board or Chief Executive Officer, as the case may be, of the reasons for his belief.

A “change in control transaction” is defined to mean the closing of (1) a merger or consolidation in one transaction or a series of related transactions, in which our securities held by our stockholders before the merger or consolidation represent less than 50% of the outstanding voting equity securities of the surviving corporation after the transaction or series of related transactions, (2) a sale or other transfer of all or substantially all of our assets as a going concern, in one transaction or a series of related transactions, followed by the distribution to our stockholders of any proceeds remaining after payment of creditors or (3) a transfer of more than 50% of our outstanding voting equity securities by our stockholders to one or more related persons or entities other than Glu in one transaction or a series of related transactions.

“Involuntary Termination” is defined to mean the executive’s resignation of employment from Glu expressly based on the occurrence of any of the following conditions, without the executive’s informed written consent, provided, however, that with respect to each of the following conditions, the executive must (1) within

90 days following its occurrence, deliver to us a written notice explaining the specific basis for the executive’s belief that he is entitled to terminate his employment due to an Involuntary Termination and (2) give us an opportunity to cure any of the following within 30 days following delivery of such notice and explanation: (1) a material reduction in his duties, position or responsibilities, or his removal from these duties, position and responsibilities, unless he is provided with a position of substantially equal or greater organizational level, duties, authority and compensation; provided, however, that a change of title, in and of itself, or a reduction of duties, position or responsibilities solely by virtue of our being acquired and made part of a larger entity will not constitute an “Involuntary Termination,” (2) a greater than 15% reduction in his then current annual base compensation that is not applicable to our other executive officers or (3) without his express written consent, a relocation to a facility or a location more than 30 miles from his then current location of employment. Involuntary Termination does not include a termination of employment for death or permanent disability.

The table below estimates as of December 31, 2013 the potential payments to each of our Named Executive Officers should the Named Executive Officer terminate his employment based on an “involuntary termination” or be terminated other than for “cause” or disability either (1) within 12 months following a “change in control transaction” or (2) or in the absence of a “change in control transaction.”

	Benefits	Termination Other Than for Cause or Disability or by Named Executive Officer Based on an Involuntary Termination Within 12 Months Following Change in Control Transaction($)		Termination Other Than for Cause or Disability or by Named Executive Officer Based on an Involuntary Termination Absent a Change in Control Transaction($)
Niccolo M. de Masi	Severance	385,000		385,000
	Bonus	385,000		385,000
	Equity Acceleration(1)	2,279,531	(3)	1,652,758	(4)
	COBRA Premium(2)	20,172		20,172

	Total Value	3,069,703		2,442,930

Eric R. Ludwig	Severance	302,500		—
	Bonus	226,875		—
	Equity Acceleration(1)	1,212,563	(3)	—
	COBRA Premium(2)	20,172		—

	Total Value	1,762,110		—

Chris Akhavan	Severance	130,000		—
	Bonus	130,000		—
	Equity Acceleration(1)	786,049	(5)	—
	COBRA Premium(2)	3,366		—

	Total Value	1,049,415		—

Matthew Ricchetti	Severance	130,000		—
	Bonus	130,000		—
	Equity Acceleration(1)	873,787	(5)	—
	COBRA Premium(2)	9,630		—

	Total Value	1,143,417		—

Scott J. Leichtner	Severance	123,375		—
	Bonus	43,181		—
	Equity Acceleration(1)	332,888	(5)	—
	COBRA Premium(2)	8,388		—

	Total Value	507,832		—

(1)	These amounts are calculated by aggregating the sums determined by multiplying, for each award the number of shares accelerated by (a) the positive difference, if any, between the closing price per share of our common stock on The NASDAQ Global Market on December 31, 2013, which was $3.881, and the option exercise price per share for stock options, and (b) $3.881 per share in the case of restricted stock units.
(2)	COBRA payout amounts are estimated based on the cost of the monthly premium and represent coverage for medical, dental and vision insurance for the executive and his eligible dependents, if any.
(3)	Reflects full acceleration of all unvested shares subject to outstanding equity awards held by the executive officer on December 31, 2013.
(4)	Reflects acceleration of vesting of 25% of the shares originally subject to the outstanding equity award held by the executive officer on December 31, 2013.
(5)	Reflects an additional 36 months of vesting of all outstanding equity awards held by the executive officer on December 31, 2013.

EQUITY COMPENSATION PLAN INFORMATION

Equity Compensation Plan Table

The following table sets forth certain information, as of December 31, 2013, concerning securities authorized for issuance under all of our equity compensation plans: our 2001 Second Amended and Restated Stock Option Plan (the “2001 Plan”), which terminated when we adopted the 2007 Equity Incentive Plan (the “2007 Plan”), 2007 Employee Stock Purchase Plan (the “ESPP”) and 2008 Equity Inducement Plan (the “Inducement Plan”). The ESPP contains an “evergreen” provision, pursuant to which on January 1st of each year we automatically add 1% of our shares of common stock outstanding on the preceding December 31st to the shares reserved for issuance under the ESPP; this evergreen provision expires after the scheduled increase on January 1, 2015. In addition, pursuant to a “pour over” provision in our 2007 Plan, options that are cancelled, expired or terminated under the 2001 Plan are added to the number of shares reserved for issuance under our 2007 Plan.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights(5)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)
	(a)		(b)	(c)
Equity compensation plans approved by security holders	10,825,705		3.14	5,417,967	(1)
Equity compensation plans not approved by security holders	2,152,059	(2)	2.37	396,763	(3)

Total	12,977,764		2.98	5,814,730	(4)

(1)	Represents 4,494,042 shares available for issuance under our the 2007 Plan, which plan permits the grant of incentive and non-qualified stock options, stock appreciation rights, restricted stock, stock awards and restricted stock units; and 923,925 shares available for issuance under the ESPP.
(2)	Represents outstanding options under the Inducement Plan.
(3)	Represents shares available for issuance under the Inducement Plan, under which we may only grant non-qualified stock options and restricted stock units.
(4)	Excludes 784,454 shares available for issuance under the ESPP, which were added to the share reserve on January 1, 2014 pursuant to the evergreen provision described above.
(5)	The weighted average exercise price does not take into account the shares subject to outstanding restricted stock units, which have no exercise price.

Equity Compensation Plans Not Approved by Securityholders

In March 2008, in connection with our acquisition of Superscape Group plc, our Board of Directors adopted the Inducement Plan to augment the shares available under our then existing 2007 Plan. We have not sought stockholder approval for the Inducement Plan. As such, awards under the Inducement Plan are granted in accordance with NASDAQ Listing Rule 5635(c)(4) and only to persons not previously an employee or director, or following a bona fide period of non-employment, as an inducement material to such individuals entering into employment with us. The Inducement Plan, which has a ten-year term, did not require the approval of our stockholders. We initially reserved 600,000 shares of our common stock for issuance under the Inducement Plan. On December 28, 2009, the Compensation Committee of our Board of Directors increased the number of shares reserved for issuance under the Inducement Plan by 819,245 shares. We used all of the 1,250,000 shares then available for a stock option grant to Niccolo M. de Masi in connection with his appointment as our new President and Chief Executive Officer. Furthermore, in connection with the acquisitions of Griptonite, Inc. and Blammo

Games Inc., the Compensation Committee increased the number of shares reserved for issuance under our Inducement Plan by 1,050,000 shares to grant stock options to certain of the new non-executive officer employees of Griptonite and Blammo. In November 2012, the Compensation Committee further increased the number of shares available for issuance by an additional 300,000 shares, all of which we used to award a stock option grant to our newly hired President of Studios. Finally, in May 2013, the Compensation Committee amended the Inducement Plan to increase the number of shares available for grant by 200,000 shares in order to issue shares to new hires, including our President of Publishing. Accordingly, as of December 31, 2013, we had reserved a total of 2,969,245 shares of our common stock for grant and issuance under the Inducement Plan since its inception, of which, 2,152,059 shares were subject to outstanding stock options and 396,763 shares remained available for issuance. The remaining 420,423 shares represent shares that were subject to previously granted stock options under the Inducement Plan that have been exercised by the option holders.

The Inducement Plan initially permitted us to grant only non-qualified stock options. However, effective November 2013, the Compensation Committee amended the Inducement Plan to permit the award of restricted stock units under the plan. We may grant non-qualified stock options under the Inducement Plan at prices less than 100% of the fair value of the shares on the date of grant, at the discretion of our Board of Directors. The fair value of our common stock is determined by the last sale price of our stock on The NASDAQ Global Market on the date of determination. If any option granted under the Inducement Plan expires or terminates for any reason without being exercised in full, the unexercised shares will be available for grant under the Inducement Plan. All outstanding awards are subject to adjustment for any future stock dividends, splits, combinations, or other changes in capitalization as described in the Inducement Plan. If we were acquired and the acquiring corporation did not assume or replace the awards granted under the Inducement Plan, or if we were to liquidate or dissolve, all outstanding awards will expire on such terms as our Board of Directors determines.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons

Our Nominating and Governance Committee has adopted a written related-person transactions policy. The Nominating and Governance Committee reviews transactions that may be “related-person transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. For purposes of the policy, a related person is a director, executive officer, nominee for director, or a greater than 5% beneficial owner of our common stock and their immediate family members, in each case as of January 1, 2013, the beginning of our last fiscal year.

This policy provides that, barring special facts or circumstances, a related person does not have a direct or indirect material interest in the following categories of transactions:

•	employment-related compensation to executive officers that is approved by the Compensation Committee;

•	compensation to non-employee directors that is reported in our proxy statement;

•

any transaction with another company to which the related party’s only relationship is as a director, beneficial owner of less than 10% of that company’s shares, or employee (other than an executive officer), if the aggregate amount involved does not exceed the greater of $500,000 or 2% of that company’s total annual revenues;

•

any transaction where the related party’s interest arises solely from the ownership of our common stock and all holders of our common stock receive the same benefit on a pro rata basis (e.g., a dividend); and

•	ordinary course business travel and expenses, advances and reimbursements.

In determining whether to approve or ratify a related-person transaction, the Nominating and Governance Committee will take into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, the extent of the related party’s interest in the transaction, the benefits to us of the transaction, the potential impact on a director’s independence and whether the transaction would impair the judgment of a director or executive officer to act in our best interests and those of our stockholders.

Indemnification Agreements

We have entered into, indemnity agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnity agreements may require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnity agreements may also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers. We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these officers and directors pursuant to our indemnification obligations or otherwise as a matter of law.

Other than the indemnification agreements and the compensation arrangements that are described in this proxy statement under the headings “Compensation Discussion and Analysis,” “Executive Compensation” and “Director Compensation,” since January 1, 2013, we have not been a party to any transaction or series of similar transactions in which the amount involved exceeded or will exceed $120,000 and in which any director, nominee for director, executive officer, holder of more than 5% of our common stock or certain persons or entities affiliated with them had or will have a material interest.

See also “Corporate Governance — Director Independence” for information the Board considered in determining the independence of our non-employee directors.

PROPOSAL NO. 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act, we are including in this proxy statement the opportunity for our stockholders to vote to approve, on a non-binding, advisory basis, the compensation of our Named Executive Officers as disclosed in this proxy statement. This non-binding advisory vote is commonly referred to as a “say on pay” vote. At our 2011 Annual Meeting of Stockholders, our stockholders approved advisory voting every three years on our executive compensation. Accordingly, we are requesting that stockholders vote, in an advisory capacity, on our Named Executive Officer compensation as disclosed in the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this proxy statement at the Annual Meeting.

We strongly encourage stockholders to review the information contained in the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this proxy statement, which discuss how our executive compensation policies and procedures implement our compensation philosophy and contain tabular information and narrative discussion about the compensation of our Named Executive Officers. The Compensation Committee and the Board believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving its goals.

While the results of this advisory vote are not binding, the Compensation Committee will consider the outcome of the vote in deciding whether to take any action as a result of the vote and when making future compensation decisions for our Named Executive Officers.

The Board recommends that stockholders vote “FOR” the

following advisory resolution:

RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers as described in the “Compensation Discussion and Analysis” and “Executive Compensation” sections and the accompanying tabular and narrative disclosures in this proxy statement pursuant to the compensation disclosure rules of the SEC.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board is composed of Messrs. Ball, Miller and Nada (and in 2013 through February 5, 2014, Mr. Seawell), each of whom is (and Mr. Seawell was) an independent director, as independence for audit committee members is defined in The NASDAQ Stock Market’s listing standards.

The members of the Audit Committee assist the Board in fulfilling its responsibilities relating to the oversight of the accounting, financial reporting, internal controls, financial practices and audit activities of Glu and our subsidiaries.

In fulfilling its oversight role, the Audit Committee has reviewed and discussed our audited financial statements with management and our independent registered public accounting firm. The Audit Committee met nine times during 2013, including meetings with our independent registered public accounting firm, PricewaterhouseCoopers LLP, to review our quarterly and annual results. It is not the duty of the Audit Committee to plan or conduct audits or to determine that the financial statements are complete and accurate and conform to generally accepted accounting principles. Management is responsible for the preparation, presentation and integrity of our financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. PricewaterhouseCoopers LLP is responsible for expressing an opinion on the conformity of our audited financial statements to generally accepted accounting principles.

The Audit Committee discussed with our independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees). The Audit Committee has received from the independent registered public accounting firm the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm that firm’s independence.

Based upon the Audit Committee’s review and discussions referred to above, the Audit Committee recommended to the Board that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on March 14, 2014.

Submitted by the Audit Committee of the Board,

Eric R. Ball (Chair)

William J. Miller

Hany M. Nada

PROPOSAL NO. 3

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM,

PRICEWATERHOUSECOOPERS LLP, FOR THE FISCAL YEAR

ENDING DECEMBER 31, 2014

Our Audit Committee has selected, and is submitting for ratification by the stockholders its selection of, PricewaterhouseCoopers LLP (“PwC”) to serve as our independent registered public accounting firm for the year ending December 31, 2014. Although stockholder approval of this proposal is not required by law, the Audit Committee has determined that it is desirable to request that stockholders ratify this selection. Notwithstanding the selection, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time, if the Audit Committee feels that such a change would be in the best interests of us and our stockholders. If our stockholders do not approve this Proposal No. 3, the Audit Committee will reconsider the selection of PwC as our independent registered public accounting firm for 2014.

The following table sets forth the aggregate fees and related expenses for which we were billed by PwC for professional services provided by them during 2013 and 2012. The Audit Committee considered the provision of the services corresponding to these fees, and the Audit Committee believes that the provision of these services is compatible with PwC maintaining its independence. The Audit Committee’s pre-approval policies and procedures require prior approval by the Audit Committee of each engagement of PwC to perform services. All of the professional services listed below were approved in accordance with these policies.

	2013	2012
Audit fees	$1,254,845	$1,104,000
Audit-related fees	—	110,000
Tax fees	72,290	157,000
All other	3,000	3,000

Total	$1,330,135	$1,374,000

Audit Fees

These fees consist of amounts for professional services rendered in connection with the audit of our financial statements, reviews of the interim financial statements included in our quarterly reports on Form 10-Q, for attestation services related to compliance with the Sarbanes-Oxley Act of 2002, and statutory and regulatory filings or engagements. In 2013, these fees included services PwC performed related to our public offering in September 2013.

Audit-Related Fees

These fees consist of amounts for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements that are not reported under “Audit Fees.” In 2012, these fees included services PwC performed related to our acquisitions of the DEER HUNTER brand assets and GameSpy Industries, Inc. and consultations concerning financial accounting and reporting standards.

Tax Fees

These fees consist of professional services rendered for tax advice, planning and compliance (domestic and international). These services include the preparation and review of income tax returns and international returns and assistance regarding transfer pricing; federal, state and international tax compliance; acquisitions; and general international tax planning.

All Other Fees

In both years, these fees consist of amounts paid for an annual subscription to PwC’s online accounting and auditing research tool.

For more information about PwC, please see the “Audit Committee Report” above.

Representatives of PwC are expected to attend the Annual Meeting. These representatives will be given the opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions.

The Board recommends that stockholders vote “FOR” the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2014.

TRANSACTION OF OTHER BUSINESS

At the date of this proxy statement, the Board knows of no other business that will be conducted at the 2014 Annual Meeting of Stockholders, other than as described in this proxy statement. If any other matter or matters are properly brought before the Annual Meeting, or any adjournment or postponement of the Annual Meeting, the persons named in the accompanying form of proxy intend to vote the proxy on such matters in accordance with their best judgment

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC’s rules allow us to incorporate by reference into this proxy statement the information we file with the SEC. This means that we can disclose important information to you by referring you to another document without restating that information in this document. Any information incorporated by reference into this proxy statement is considered to be part of this proxy statement from the date we file that document. Any reports filed by us with the SEC after the date of this proxy statement will automatically update and, where applicable, supersede any information contained in this proxy statement or incorporated by reference in this proxy statement.

APPENDIX A

SUPPLEMENTAL INFORMATION REGARDING NON-GAAP FINANCIAL MEASURES

The Compensation Discussion and Analysis (“CD&A”) of this proxy statement contains the following non-GAAP financial measures: (a) 2013 non-GAAP revenues; (b) 2013 and second half 2013 Non-GAAP net revenues and (c) 2013 Adjusted EBITDA. In addition, the Letter to Stockholders that accompanies this combined proxy statement and annual report contains the following non-GAAP financial measures: (a) fourth quarter 2013 non-GAAP revenues, and (b) fourth quarter 2013 Adjusted EBITDA. The tables below reconcile these non-GAAP financial measures to the most directly comparable financial measure prepared in accordance with generally accepted accounting principles (“GAAP”).

The non-GAAP financial measures are provided in the CD&A solely because they are used as performance metrics for executive compensation purposes. Our Compensation Committee believes that the use of these financial measures is appropriate for the compensation purposes for which they are used, and we are required to disclose these measures in the CD&A pursuant to Securities and Exchange Commission regulations. The non-GAAP financials measures are provided in the Letter to Stockholders because we believe that these measures, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding Glu’s performance by excluding certain items that may not be indicative of our core business, operating results or future outlook. Our management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing Glu’s operating results.

The presentation of these non-GAAP financial measures is not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies. In addition, non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP.

“Non-GAAP revenues” exclude the following item from our consolidated statements of operations:

	Year Ended December 31, 2013	Three Months Ended December 31, 2013
	(In thousands, Unaudited)
GAAP revenues	$105,613	$34,841
Change in deferred revenues	7,751	8,005

Non-GAAP revenues	$113,364	$42,846

“Non-GAAP net revenues” exclude the following items from our consolidated statements of operations:

	Year Ended December 31, 2013	Six Months Ended December 31, 2013
	(In thousands, Unaudited)
GAAP Revenues	$105,613	56,563
Platform commissions	(24,752)	(13,342)
Change in deferred net revenues	5,920	6,897

Non-GAAP net revenues	$86,781	$50,118

A-1

“Adjusted EBITDA” excludes the following items from our consolidated statements of operations:

	Year Ended December 31, 2013	Three Months Ended December 31, 2013
	(In thousands, Unaudited)
GAAP net loss	$(19,908)	$(3,522)
Change in deferred revenues	7,751	8,005
Change in deferred platform commissions and royalty expense	(1,717)	(1,753)
Non-cash warrant expense	427	—
Amortization of intangible assets	5,574	1,121
Depreciation	2,707	682
Stock-based compensation	4,285	1,584
Change in fair value of Blammo earnout	7	56
Restructuring charge	1,448	—
Foreign currency exchange loss / (gain)	23	130
Interest and other income	(33)	—
Income tax provision/(benefit)	(2,843)	(78)

Adjusted EBITDA	$(2,279)	$6,225

A-2

gluTM

GLU MOBILE INC.

500 HOWARD STREET, SUITE 300

SAN FRANCISO, CA 94105

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

For All Withhold All For All Except

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees

01 Hany M. Nada

02 Benjamin T. Smith, IV

The Board of Directors recommends you vote FOR proposals 2 and 3.

For Against Abstain

2 An advisory vote to approve the compensation paid to Glu’s named executive officers.

3 Ratification of the appointment of PricewaterhouseCoopers LLP as Glu’s independent registered public accounting firm for the fiscal year ending December 31, 2014.

NOTE: To act upon such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here.

(see reverse for instructions)

Yes No

Please indicate if you plan to attend this meeting

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]

Date

Signature (Joint Owners)

Date

0000211307_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report on Form 10-K is/are available at www.proxyvote.com .

GLU MOBILE INC.

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 5, 2014

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby (a) revokes all previous proxies, acknowledges receipt of the notice of annual meeting of stockholders to be held on June 5, 2014 and the proxy statement and annual report and (b) appoints each of Niccolo M. de Masi and Eric R. Ludwig or either of them the proxy of the undersigned, with full power of substitution, to represent and vote as designated on the reverse side, all of the shares of Common Stock of Glu Mobile Inc. held of record by the undersigned on April 9, 2014, at the Annual Meeting of Stockholders to be held at 500 Howard Street, Suite 300, San Francisco, California 94105, on June 5, 2014, at 10:00 a.m. Pacific Time, and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS PROXY IN THE ENCLOSED RETURN ENVELOPE SO THAT THE SHARES MAY BE REPRESENTED AT THE MEETING.

THIS PROXY, WHEN PROPERLY EXECUTED AND TIMELY RETURNED, WILL BE VOTED AS SPECIFIED. IF NO CHOICE IS SPECIFIED, THEN THIS PROXY WILL BE VOTED FOR each director nominee listed on the proxy card, FOR the advisory vote to approve the compensation paid to Glu’s named executive officers, and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as Glu’s independent registered public accounting firm for the fiscal year ending December 31, 2014. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting, and at any adjournment or postponement thereof.

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD USING THE ENCLOSED REPLY ENVELOPE.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000211307_2 R1.0.0.51160